Exhibit 10.19

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CARR OFFICE PARK, L.L.C.,

a Delaware Limited Liability Company

Dated as of: August 15, 2000

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

CARR OFFICE PARK, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), made as of the 15th day of August, 2000, by and among CARRAMERICA REALTY CORPORATION, a Maryland corporation (“CarrAmerica”), CARRAMERICA REALTY, L.P., a Delaware limited partnership (“Carr L.P.”), CARR PARKWAY NORTH I CORPORATION, a Delaware corporation (“Parkway Corp.”), each having an office c/o CarrAmerica Realty Corporation, 1850 K Street, NW, Suite 500, Washington, DC 20006 (CarrAmerica, Carr L.P. and Parkway Corp. are sometimes hereinafter collectively referred to as the “Carr Members”), and NEW YORK STATE TEACHERS’ RETIREMENT SYSTEM, a public pension system created and existing pursuant to Article 11 of the Education Law of the State of New York and having powers and privileges of a corporation pursuant to Section 502 thereof, having an office c/o J.P. Morgan Investment Management Inc., 522 Fifth Avenue, New York, New York 10036 (“NYSTRS”).

WHEREAS, CarrAmerica has formed Carr Office Park, LLC (the “Company”), a Delaware limited liability company, pursuant to a Limited Liability Company Agreement (the “Original Agreement”), dated as of July 25, 2000, in which CarrAmerica is the sole member;

WHEREAS, NYSTRS, the Carr Members, Development, Inc. and Development LP have entered into that certain Contribution and Purchase/Sale Agreement, dated as of this date (the “Contribution Agreement”);

WHEREAS, pursuant to the Contribution Agreement (i) CarrAmerica shall contribute to the Company all of its right, title and interest in and to the Properties which it owns as set forth in Exhibits A-1, A-2 and A-3, (ii) Carr L.P. and Parkway Corp. shall contribute all of their right, title and interest in and to the Properties they own as set forth in Exhibits A-1, A-2 and A-3 in return for membership interests in the Company, (iii) CarrAmerica Development, Inc., a Delaware corporation (“Development Inc.”) and Carr Development & Construction, L.P., a Delaware limited partnership (“Development LP”) shall convey certain assets to the Company and (iv) NYSTRS shall contribute cash to the Company in return for a membership interest in the Company, and the Original Agreement shall be amended to reflect such contributions, purchases and admission of new members.

WHEREAS, the Carr Members and NYSTRS desire to enter into this Agreement to (i) amend and restate the Original Agreement in its entirety and (ii) set forth their understandings and agreements with regard to the operation of the Company.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, NYSTRS and the Carr Members do hereby mutually covenant and agree as follows:

ARTICLE I

ORGANIZATION

SECTION 1.1. Amendment and Restatement; Maintenance of the Company.

(a) The Members hereby amend and restate the Original Agreement in its entirety pursuant to the terms set forth in this Agreement. The rights and liabilities of all Members shall be as provided under the Delaware Act, the Certificate and this Agreement. To the extent permitted by applicable law, the provisions of this Agreement shall override the provisions of the Delaware Act in the event of any inconsistency or contradiction between them. CarrAmerica has filed a Certificate with the Secretary of State of Delaware, dated July 25, 2000, in order to form the Company. The fact that the Certificate is on file in the office of the Secretary of State shall constitute notice that the Company is a limited liability company, pursuant to Section 18-207 of the Delaware Act.

(b) In order to maintain the Company as a limited liability company under the laws of the State of Delaware, the Company shall, from time to time, take appropriate action, including the preparation and filing of such amendments to the Certificate and such other assumed name certificates, documents, instruments and publications as may be required by or desirable under law, including, without limitation, action to reflect:

(i) any change in the Company name;

(ii) any correction of false or erroneous statements in the Certificate or the desire of the Members to make a change in any statement therein in order that it shall accurately represent the agreement among the Members; or

(iii) any change in the time for dissolution of the Company as stated in the Certificate and in this Agreement, provided such time is later than the time for dissolution of the Company as stated in the Certificate and this Agreement.

(c) Each necessary Member shall further execute, and the Company shall file and record (or cause to be filed and recorded) and shall publish, if required by law, such other and further certificates, statements or other instruments as may be necessary or desirable under the laws of the State of Delaware or the state in which the Property (as defined in Section 1.5) is located in connection with the formation of the Company and the commencement and carrying on of its business.

SECTION 1.2. Name and Office. The name of the Company shall be Carr Office Park, LLC. All business of the Company shall be conducted under such name and title to all property, real, personal, or mixed, owned by or leased to the Company shall be held in such name. The principal place of business and office of the Company shall be located at c/o CarrAmerica Realty Corporation, 1850 K Street, NW, Suite 500, Washington, DC 20006 or at such other place or places as the Members may from time to time designate. The Company may have such additional offices and places of business as may be established at such other locations as may be determined from time to time by the Members. The registered agent of the Company within the State of Delaware is Corporation Trust Company and the registered office of the Company within the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801.

SECTION 1.3. Purpose.

(a) The purpose and business of the Company shall be to acquire and own, directly or indirectly, the real estate and improvements set forth on Exhibits A-1, A-2 and A-3 attached hereto and made a part hereof and in connection therewith to undertake the development, improvement, leasing, management, mortgaging and sale or other disposition of such Properties, and any additional properties that may be acquired by the Company from time to time (individually a “Property” and collectively the “Properties”) and to engage in any and all acts necessary, advisable or incidental to the carrying out of the obligations attendant to the foregoing as contemplated in this Agreement.

(b) The Company shall not engage in any other business or activity without the prior written consent of all the Members.

(c) The Company, from time to time may form subsidiaries to hold fee title to one or more of the Properties.

SECTION 1.4. Term. The term of the Company commenced on the filing of the Certificate with the Secretary of State of the State of Delaware and shall continue until December 31, 2050, unless sooner terminated pursuant to the provisions hereof.

SECTION 1.5. Defined Terms. The following terms shall have the following meanings when used herein:

“Accountant” - As defined in Section 7.4.

“Additional Capital Contribution” - Means any Capital Contribution pursuant to Section 2.2 whether made by or on behalf of such Member.

“Adjusted Capital Account” - With respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to the terms of this Agreement or is deemed to be obligated to restore pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) or pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) Debit to such Capital Account the items described in paragraphs (4), (5) and (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations to the extent relevant thereto and shall be interpreted consistently therewith.

“Affiliate” - Means with respect to any corporation, partnership or other business entity, any other such entity which is and at all times remains controlled by, under common control with or which controls the first such entity; it being understood that a first entity “controls” a second entity under the following circumstances: (a) if the second entity is a corporation then control is established if the first entity owns at least 51% of the issued and outstanding voting stock of the second entity, (b) if the second entity is a limited partnership then control is established if the first entity owns at least a 51% interest in the general partner of the second entity, and (c) if the second entity is a limited liability company, then control is established if the first entity owns at least a 51% interest in the managing member of the second entity. For purposes of this Agreement, Development, Inc., Development LP and Manager, and any corporation, partnership or other business entity which controls, is controlled by or under common control with any of the foregoing, shall be deemed affiliates of the Carr Members, notwithstanding that such entities are not “controlled” by the Carr Members pursuant to the above definition.

“Agreement” - As defined in the Preamble.

“Appraisers” - As defined in Section 7.5.

“Budget” - As defined in Section 7.6.

“Business Day” - Any day other than Saturday, Sunday or any other day on which banks or savings and loan associations in Washington, D.C. are not open for business.

“Business Plan” - As defined in Section 6.6.

“Buy-Sell Property” - As defined in Section 8.7.

“Call Notice” - As defined in Section 8.8.

“Call Purchase Price” - As defined in Section 8.8.

“Call Response Notice” - As defined in Section 8.8.

“Capital Account” - The Capital Account maintained for each Member pursuant to Section 3.2.

“Capital Contribution” - With respect to any Member, the amount of money and the initial Gross Asset Value of any property contributed, or deemed contributed, by such Member or in connection with a Default Loan on behalf of such Member, to the Company (net of any liabilities secured by such property or to which such property is otherwise subject), including any Initial Capital Contribution and Additional Capital Contribution.

“Capital Expenditures” - For any period, the amount expended for items capitalized under generally accepted accounting principles, consistently applied, except for such items as are otherwise classified under this Agreement.

“Capital Transaction” - Means any of the following: (a) a sale, exchange, transfer, assignment or other disposition of all or a portion of any Company Asset other than tangible personal property that is not sold or transferred in connection with the sale or transfer of real property or a leasehold interest in real property; (b) any condemnation or deeding in lieu of condemnation of all or a portion of any Company Asset; (c) any financing or refinancing of any Company Asset; (d) any fire or other casualty to the Properties or any other Company Asset; and (e) any other transaction the proceeds of which, in accordance with generally accepted accounting principles, are considered to be capital in nature.

“Carr Acceptance” - As defined in Section 8.3.

“CarrAmerica” - Shall mean CarrAmerica Realty Corporation, a Maryland corporation.

“Carr Committee Member” - As defined in Section 6.2.

“Carr L.P.” - Shall mean CarrAmerica Realty, L.P., a Delaware limited partnership.

“Carr Affiliated Members” - As defined in Section 3.4.

“Carr Members” - Shall mean, initially, CarrAmerica, Carr L.P. and Parkway Corp., and their successors and assigns.

“Carr Offer” - As defined in Section 8.4.

“Carr Sale Material Terms” - As defined in Section 8.4.

“Certificate” - The Certificate of Formation for the Company filed on July 25, 2000 with the Secretary of State of Delaware, pursuant to Section 18-201 of the Delaware Act, as the same may be amended and restated.

“Change in Control” - As defined in Section 8.1.

“Check The Box Regulations” - Means regulations (in temporary or in final form) or other equivalent authority issued by the Internal Revenue Service and all state and local jurisdictions in which the income, assets or operations of the Company are, or may be, subject to income or similar tax, permitting the Company to determine whether it will be treated as a partnership for U.S. federal, state and, if applicable, local income tax purposes.

“Code” - The Internal Revenue Code of 1986, as amended, or any corresponding provision or provisions of prior or succeeding law.

“Company” - Carr Office Park, LLC, a limited liability company formed under the laws of the State of Delaware, and any successor limited liability company.

“Company Assets” - Each of the Properties owned by the Company from time to time, and all other tangible or intangible property or personal property at any time owned by or held for the benefit of the Company related to each of the Properties.

“Company’s Counsel” - As defined in Section 6.8.

“Company Interest” - As to any Member, all of the interest of that Member in the Company including, without limitation, such Member’s (i) right to a distributive share of the profits and losses and cash flow of the Company, (ii) right to a distributive share of Company Assets and (iii) right to participate in the management of the business and affairs of the Company.

“Company Minimum Gain” - Has the meaning set forth in Treasury Regulations Section 1.704-2(d).

“Contribution Agreement” - Means that certain Contribution Agreement, dated as of this Date, by and among NYSTRS, the Carr Members, Development Inc. and Development LP.

“Debt Service” - For any period, the aggregate interest, principal and other payments due under the Loans.

“Default Loan” - As defined in Section 2.3.

“Default Loan Rate” - Six percent (6%) per annum above the prime or base lending rate announced, from time to time, by Citibank, N.A. in New York City or, in the event that Citibank,

N.A. shall no longer announce its prime or base lending rate as aforesaid, six percent (6%) per annum above the prime or base lending rate announced, from time to time, by Chase Bank, N.A. or, in the event that neither Citibank, N.A. nor Chase Bank, N.A. shall announce its prime or base lending rate as aforesaid, six percent (6%) per annum above the prime or base lending rate announced, from time to time, by a bank in New York City designated by the Member making the applicable Default Loan.

“Defaulting Member” - As defined in Section 2.3.

“Delaware Act” - Delaware Limited Liability Company Act, Title 6 of the Delaware Code, Section 18-101 et seq., as amended from time to time.

“Depreciation” - For each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be determined by reference to the asset’s Gross Asset Value using a method specified or permitted by Treasury Regulations Section 1.704-3.

“Developed Properties” - As the date of this Agreement, means the Properties specified on Exhibit A-1, subject to changes described in Section 6.5.

“Development Agreements” - Shall mean the Development Services Agreements between the Company or its Affiliate and Development Inc. or Development LP, as the case may be, listed on Exhibit F.

“Development Budget” - As defined in Section 6.5.

“Development Plans and Specifications” - As defined in Section 6.5.

“Development Schedule” - As defined in Section 6.5.

“Development Inc.” - Shall mean CarrAmerica Development, Inc., a Delaware corporation.

“Development LP” - Shall mean Carr Development & Construction, L.P., a Delaware limited partnership.

“Due Date” - In the case of Additional Capital Contributions pursuant to Section 2.2, the tenth (10th) Business Day following the Shortfall Notice.

“Effective Date” - The date of the execution and delivery of this Agreement by all parties.

“ERISA” - As defined in Section 8.1.

“Existing Properties” - Means the Properties located in the States of Colorado, Illinois and Texas more particularly described in Exhibits A-1, A-2 and A-3 attached hereto and made a part hereof.

“Fiscal Year” - Except as otherwise required by law, the calendar year, except that the first Fiscal Year of the Company shall have commenced on the date of commencement of the Company and end on the next succeeding December 31, and the last Fiscal Year of the Company shall end on the date on which the Company shall terminate and commence on the January 1 immediately preceding such date of termination.

“Gross Asset Value” - With respect to any Company Asset, the Company Asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Values of the Existing Properties are set forth in Exhibits A-1, A-2 and A-3;

(b) The Gross Asset Values of all Company Assets shall be adjusted to equal their respective gross fair market values, as determined by the Members, as of the following times: (i) the acquisition of an interest or an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property or money as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the Members determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members;

(c) The Gross Asset Value of any Company Asset distributed to a Member shall be the gross fair market value of such asset on the date of distribution;

(d) The Gross Asset Values of Company Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), clause (f) of the definition of Profits and Losses and Section 5.2(g); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (d) to the extent the Members determine that an adjustment pursuant to paragraph (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and

(e) If the Gross Asset Value of a Company Asset has been determined or adjusted pursuant to paragraphs (a), (b), or (d), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Company Asset for purposes of computing Profits and Losses.

“Gross Investment” - Means with respect to each Member, such Member’s Initial Capital Contribution plus any Additional Capital Contribution of such Member, less amounts previously distributed to such Member under subsection 2.1(c) or 4.2(b).

“Gross Receipts” - Means all receipts and revenues of any kind calculated on a cash basis of the Company, including, without duplication (i) all Rents received by the Company, (ii) all payments received by the Company from the operators of any licensed facilities or concessions, including, without limitation, amounts received as income and revenue of a non-rental nature, (iii) all other forms of rent, revenue, income, proceeds, royalties, profits and other benefits paid to the Company from using, leasing, licensing, processing, operating from or in, or otherwise enjoying all or any portion of the Properties, (iv) all payments under business interruption insurance policies or proceeds payable under any policy of insurance covering loss of Rents, (v) any utility or other deposits returned to the Company or other refunds paid to the Company, (vi) any interest earned on security deposits held by the Company to the extent retained by the Company and interest earned on operating and other accounts of the Company, (vii) all amounts received by the Company from tenants at the Properties in connection with the surrender of such tenant’s lease and (viii) all refunds, rebates and other recoveries of items previously charged as Operating Expenses, but excluding, (a) Capital Contributions to the Company, (b) Net Proceeds of a Capital Transaction with respect to the Company, (c) sums held by the Company as security deposits under leases for space at the Property unless and until applied to the satisfaction of tenants’ obligations under such leases (to the extent permitted under applicable leases and law) and (d) non- cash charges accruing to the Company in the nature of depreciation and amortization of the Property.

“Impositions” - Means all taxes (including sales and use taxes), assessments (including all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof), water, sewer or other rents, rates and charges, excises, levies, license fees, permit fees, inspection fees and other authorization fees and other charges, in each case whether general or special, ordinary or extraordinary, of every character (including all interest and penalties thereon), which at any time may be assessed, levied, confirmed or imposed by any governmental or quasi-governmental authority having jurisdiction over the Property on or in respect of or be a lien upon (i) the Properties or any estate or interest therein, (ii) any occupancy, use or possession of, or activity conducted on, the Properties, or (iii) the Rents from the Properties or the use or occupancy thereof.

“Indemnified Losses” - As defined in Section 10.2.

“Initial Capital Contribution” - Means with respect to NYSTRS and the Carr Members the Capital Contributions made by each of them pursuant to Section 2.1.

“Initiating Member” - As defined in Section 8.6.

“Initiating Party” - As defined in Section 8.8.

“Initiating Party Call Purchase Price” - As defined in Section 8.8.

“Leases” - Means leases between the Company and tenants for occupancy of space in the Properties.

“Leasing and Property Guidelines” - As defined in Section 7.7.

“Lending Eligible Member” - As defined in Section 2.3.

“Lending Member” - As defined in Section 2.3.

“Liquidating Member” - As defined in Section 9.3.

“Loan” - Means that certain first mortgage loan in the original principal amount of $29,250,000 made by CBA Conduit, Inc. (State Street Bank and Trust Company, as trustee) to Parkway Corp.

“Lockout Date” - Means February 15, 2003.

“Major Decision” - As defined in Section 6.3.

“Major Dispute” - As defined in Section 6.15.

“Major Leases” - Means Leases with tenants covering (i) a full floor of a building or (ii) in excess of 25,000 net rentable square feet.

“Management Committee” - As defined in Section 6.2.

“Manager” - As defined in Section 6.4.

“Manager Material Default” - As defined in Section 6.12.

“Managing Member” - Means the Member then authorized to carry out the management of the business and affairs of the Company pursuant to Article 6 hereof. The initial Managing

Member shall be CarrAmerica. CarrAmerica may further designate Carr L.P., or with NYSTRS’ approval, any other Carr Affiliated Member, as a successor Managing Member

“Marketed Property” - As defined in Section 8.6.

“Maximum Rate” - Means the highest lawful rate of interest allowable under applicable law.

“Member” - Means, at any time, any person or entity admitted and remaining as a member of the Company pursuant to the terms of this Agreement. As of the date of this Agreement, the Members of the Company are the Carr Members and NYSTRS.

“Member Material Default” - As defined in Section 2.3.

“Member Nonrecourse Debt” - Has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” - Means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(2) and (3).

“Member Nonrecourse Deductions” - Has the meaning set forth in Treasury Regulations Section 1.704-2(i)(2). For any Fiscal Year, the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt equals the excess, if any, of the net increase, if any, in the amount of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt over the aggregate amount of any distributions during such Year to the Member that bears the economic risk of loss for such Member Nonrecourse Debt to the extent such distributions are from proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Nonrecourse Debt Minimum Gain, determined according to the provisions of Treasury Regulations Section 1.704-2(i)(2).

“Named Officers” - As defined in Section 8.1.

“Net Cash Flow” - Means, for any period, (a) Gross Receipts plus any amount, with the approval of the Management Committee, taken out of any general reserve account established by the Company pursuant to the approved Budget, in excess of (b) Operating Expenses plus any amount, with the approval of the Management Committee, added during such period to any such general reserve account pursuant to the approved Budget.

“Net Proceeds of a Capital Transaction” - Means the net cash proceeds from a Capital Transaction less any portion thereof used to (i) establish reserves in connection with such Capital Transaction, (ii) repay any debts or other obligations of the Company in connection with such Capital Transaction or (iii) restore the Property following a casualty or condemnation. “Net

Proceeds of a Capital Transaction” shall include all principal, interest and other payments as and when received with respect to any note or other obligation received by the Company in connection with a Capital Transaction.

“New Project” - As defined in Section 6.5.

“Non-Defaulting Member” - As defined in Section 2.3.

“Non-Initiating Party” - As defined in Section 8.8.

“Non-Initiating Party Call Purchase Price” - As defined in Section 8.8.

“Nonrecourse Deductions” - Has the meaning set forth in Treasury Regulations Section 1.704-2(b)(1). The amount of Nonrecourse Deductions for a Fiscal Year equals the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Fiscal Year, over the aggregate amount of any distributions during that Fiscal Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined according to the provisions of Treasury Regulations Section 1.704-2(c).

“Nonrecourse Liability” - Has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“Notices” - As defined in Section 10.3.

“NYSTRS” - Means New York State Teachers’ Retirement System, a public pension system created and existing pursuant to Article 11 of the Education Law of the State of New York and having powers and privileges of a corporation pursuant to Section 502 thereof.

“NYSTRS Acceptance” - As defined in Section 8.4.

“NYSTRS Affiliated Members” - As defined in Section 3.4.

“NYSTRS Committee Member” - As defined in Section 6.2.

“NYSTRS Offer” - As defined in Section 8.3.

“NYSTRS Sale Material Terms” - As defined in Section 8.3

“Operating Expenses” - Means, for any period, all expenses incurred by the Company during such period, calculated on a cash basis, including, without duplication (subject to the exclusions described below): (i) organizational expenses, including fees for accountants, attorneys and other consultants, (ii) administrative expenses related to the operation of the Company, which shall include fees and expenses of accountants, attorneys and other professionals incurred in connection with the Company’s annual audit, financial reporting for the Company, legal opinions, tax return preparation, and expenses related to the software installed by Management Reporting, Inc., (iii) all fees, costs and expenses related to the acquisition, holding, financing, refinancing and sale or other disposition of the Properties, and the evaluation of proposed development of the Properties (regardless of whether any proposed development proceeds), provided fees paid to Affiliates shall be subject to clause (E) below, (iv) any expenses related to the making of temporary investments by the Company for cash management purposes and any interest expenses related thereto, (v) any extraordinary administrative or operating fees or expenses, related to litigation, indemnification or otherwise, (vi) current operating expenses and taxes incurred by the Company including but not limited to (without duplication) utility charges, costs of materials, normal repair and maintenance costs, Impositions and other business taxes applicable to the Property (except as excluded below), license fees, costs of complying with any encumbrance upon the Property, premiums for insurance, the costs of any appraisals performed by the Company and any other reasonable costs which are paid for by the Company, (vii) the management fee and any reimbursable expenses paid or reimbursed to Manager by the Company pursuant to the Property Management Agreements, (viii) capital expenditures determined to be necessary or desirable by the Members or as mandated by law or necessitated by an emergency for improvements to space at any Property leased to tenants, inducements granted to such tenants and leasing expenses (including leasing commissions), (ix) fees paid pursuant to the Development Agreements, (x) payments of fees, interest and scheduled amortization of principal on any financing affecting the Properties or the Company Assets, and (xi) fees of third party construction management consultants retained by NYSTRS or required by a construction lender to monitor construction and development activity of the Company (it being understood, if NYSTRS shall desire to retain any such consultant in addition to the consultant required by a construction lender, such additional consultant shall be at the expense of NYSTRS and not the Company), but excluding without duplication: (A) expenditures paid or to be paid from insurance proceeds or condemnation awards available for restoration of a Property; (B) payments with respect to Federal, State or local income, franchise or similar taxes of any Member and all kinds of taxes payable in lieu thereof (other than gross receipts or franchise taxes or similar taxes imposed in respect of the operation of the Property regardless of the form of ownership thereof and not determined by reference to net income or gains realized by any Member); (C) any non-cash charges from depreciation or amortization of property; (D) any expenses or costs incurred in connection with a Capital Transaction that would not have been incurred but for such Capital Transaction or (E) any fees paid to Affiliates of the Carr Members which have not been approved by NYSTRS or in connection with an approved Budget, other than fees paid pursuant to the Property Management Agreements and the Development Agreements. Distributions to the Members pursuant to Sections 4.1, 4.2 and 9.2 shall not be considered to be Operating Expenses.

“Parkway Corp.” - Shall mean Carr Parkway North I Corporation, a Delaware corporation.

“Percentage Interest” - As to any Member, the Percentage Interest of such Member specified in Section 3.1, as adjusted pursuant to this Agreement.

“Person” - Means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization.

“Profits” and “Losses” - For each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definitional Section shall be added to such taxable income or loss;

(b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definitional Section, shall be subtracted from such taxable income or loss;

(c) In the event the Gross Asset Value of any Company Asset is adjusted pursuant to paragraph (b) or (c) under the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such Company Asset for purposes of computing Profits or Losses;

(d) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition thereof;

(f) To the extent an adjustment to the adjusted tax basis of any Company Asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member’s Company Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

(g) Notwithstanding any other provision of this definitional Section, any items which are specially allocated under this Agreement shall not be taken into account in computing Profits or Losses.

“Property” or “Properties” - Means, as the context requires, Developed Properties, Properties Under Development or Undeveloped Properties or additional properties that may be acquired by the Company from time to time.

“Property B/S Purchaser” - As defined in Section 8.7.

“Property Call Notice” - As defined in Section 8.7.

“Property Call Purchase Price” - As defined in Section 8.7.

“Property Call Response Notice” - As defined in Section 8.7.

“Property Initiating Party” - As defined in Section 8.7.

“Properties Under Development” - As of the date of this Agreement, means the Properties specified on Exhibit A-2, subject to changes described in Section 6.5.

“Property Management Agreements” - As defined in Section 6.4.

“Purchaser” - As defined in Section 8.8.

“Rents” - Means, collectively, all fixed, base, minimum, guaranteed, additional, retroactive, percentage, participation or escalation rents, operating cost pass-throughs, utility charges, common area maintenance or management charges, administrative charges, parking, maintenance, tax and insurance contributions payable under any lease for space at the Property, deficiency rents and liquidated damages following default by any tenant at the Property, premiums payable by any tenant at the Property upon the exercise of a cancellation privilege originally provided in any lease for space at the Property, and any rights and claims of any kind which the Company may have against any tenant at the Property.

“Regulations” or “Treasury Regulations” - The Income Tax Regulations promulgated under the Code as such regulations may be amended from time to time (including Temporary Regulations).

“Responding Member” - As defined in Section 8.6.

“Response Notice” - As defined in Section 8.6.

“Sale Notice” - As defined in Section 8.6.

“Sale Terms” - As defined in Section 8.6.

“Seller” - As defined in Section 8.8.

“Shortfall” - As defined in Section 2.2.

“Shortfall Amount” - As defined in Section 2.2.

“Shortfall Notice” - As defined in Section 2.2.

“Stipulated Price” - As defined in Section 8.6.

“Subportfolio” - Means the Company’s interest in any one of Riata Corporate Center in Austin, Texas, Riata Crossing in Austin, Texas; Parkway North in Chicago, Illinois; Royal Ridge in Irving, Texas; or Panorama in Englewood, Colorado.

“Tax Matters Member” - As defined in Section 7.3

“Tax Returns” - As defined in Section 7.3.

“Transfer” - As defined in Section 8.1.

“UBTI” - Means “unrelated business taxable income” within the meaning of Sections 511-514 of the Code.

“Undeveloped Properties” - As of the date of this Agreement, means the Properties specified on Exhibit A-3, subject to changes described in Section 6.5.

“Unpermitted Transfer” - As defined in Section 8.1.

“Unrecovered Capital Contribution” - Means, with respect to any Member, such Member’s Capital Contribution less amounts previously distributed to such Member under subsection 2.1(c) or 4.2(b).

ARTICLE II

CAPITAL

SECTION 2.1. Initial Capital Contributions; Distribution to the Carr Members.

(a) Upon the execution of this Agreement the Company shall purchase certain of the Properties from Development Inc. and Development LP as designated in Exhibits A-1, A-2 and A-3 for the purchase prices set forth in Exhibits A-1,A-2 and A-3.

(b) Upon the execution of this Agreement, the Carr Members shall make their Initial Capital Contributions to the Company by conveying the Properties set forth in Exhibits A-1, A-2 and A-3 to the Company at the values set forth next to each of the Properties in Exhibits A-1, A-2 and A-3 and the Carr Members shall be deemed to have made Initial Capital Contributions in the amounts set forth next to their names in Exhibit B.

(c) Upon execution of this Agreement, NYSTRS shall make its Initial Capital Contribution to the Company of cash in the amount set forth next to its name on Exhibit B hereto. The Members hereby agree that a portion of the Initial Capital Contribution of NYSTRS shall be applied by the Company toward the purchase of the Properties described in Section 2.1(a) and also as a distribution to the Carr Members. Such distribution shall also be utilized to pay and discharge certain liabilities which were incurred in connection with the financing of the Properties as described more particularly in Exhibit C annexed hereto.

(d) Immediately subsequent to the Initial Capital Contributions of the Members set forth above, the Company shall pay the purchase prices for the Properties described in, and in the amounts set forth in, Section 2.1(a) and shall make distributions to the Carr Members equal to the amounts set forth in Exhibit B.

SECTION 2.2. Operating Capital; Additional Capital Contributions. In the event at any time or from time to time additional funds are necessary to (i) operate the Developed Properties, and Gross Receipts together with the proceeds of any reserve account established by the Company may be insufficient to pay all Operating Expenses when due, or if sufficient funds are otherwise unavailable to fund amounts required for the Developed Properties (ii) fund amounts required to pay non-discretionary items or to develop Properties pursuant to the requirements of Section 6.5 or otherwise in accordance with approved Business Plans or (iii) fund any amounts required to remedy an emergency situation (i.e., payment of real property taxes or insurance premiums or to complete emergency repairs) in connection with any of the Existing Properties (in each case, a “Shortfall”), then the Managing Member shall notify each Member of such Shortfall (a “Shortfall Notice”) identifying the amount of such Shortfall (the “Shortfall Amount”). Within ten (10) Business Days after receipt of the Shortfall Notice, each Member shall make a cash Capital Contribution to the Company (each, an “Additional Capital Contribution”) in an amount equal to the Shortfall Amount specified in the Shortfall Notice multiplied by such Member’s Percentage Interest in the Company such that such amount of the Shortfall specified by the Managing Member shall not exist subsequent to the Due Date. Additional Capital Contributions shall be credited to the Capital Account of the Members making such Additional Capital Contributions. The Managing Member shall consult with the other Members within a reasonable period of time prior to delivering any Shortfall Notice and any Major Decision requiring the expenditure of funds shall be subject to the requirements of Section 6.3. The Managing Member shall give evidence to NYSTRS of any Additional Capital Contributions made by the Carr Members.

SECTION 2.3. Default Loans. (a) If any Member shall fail to advance any Additional Capital Contribution pursuant to Section 2.2 hereof on or before the Due Date thereof then the Managing Member shall give immediate notice to any Member failing to advance the Additional Capital Contribution (a “Defaulting Member”). Should any Defaulting Member fail to advance the Additional Capital Contribution within ten (10) days after such notice, then each non-defaulting Member (a “Non-Defaulting Member”) that does not have an outstanding Default Loan made to it hereunder (a “Lending Eligible Member”) shall have the right, but not the obligation, to make a loan (a “Default Loan”) to such Defaulting Member in an amount equal to the Defaulting Member’s Percentage Interest of such Additional Capital Contribution within thirty (30) days after the Due Date. If a Default Loan(s) shall be made in accordance with this Section 2.3, the Company shall also notify the Defaulting Member of the amount and date of the Default Loan(s). Each Default Loan shall be deemed to be made to the Defaulting Member, with the proceeds of each Default Loan by the Lending Eligible Member making same being delivered to the Company in immediately available funds on such Defaulting Member’s behalf. A Default Loan shall be deemed to have been advanced on the Due Date. Default Loans shall earn interest on the outstanding principal amount thereof at a rate equal to the lesser of (i) the Default Loan Rate or (ii) the Maximum Rate, from the Due Date until the same is repaid in full.

(b) Default Loans shall be non-recourse, secured as provided in paragraph (c) of this Section 2.3 and shall have a term of ninety (90) days and be repayable by and collectible from the Defaulting Member only as set forth in this Section 2.3(b). A Member making a Default Loan (a “Lending Member”) may, in the exercise of such Member’s sole and absolute discretion, extend (for a period(s) to be determined by such Member) the term of a Default Loan. If a Member makes a Default Loan, the Defaulting Member shall not receive any distributions of Net Cash Flow or Net Proceeds of a Capital Transaction or any proceeds from the transfer of all or any part of its interest in the Company while the Default Loan remains unpaid. Instead, the Defaulting Member’s share of Net Cash Flow and Net Proceeds of a Capital Transaction or such other proceeds shall (until all Default Loans and interest thereon shall have been repaid in full) first be paid to the Lending Member. Such payments shall be applied first to the payment of interest on such Default Loans and then to the repayment of the principal amounts thereof, but shall be considered, for all other purposes of this Agreement, to have been distributed to the Defaulting Member. Distributions of Net Cash Flow to such Defaulting Member shall be reinstated prospectively upon the full repayment of a Default Loan and interest thereon to the Lending Member (if a Default Loan has been made). In addition, at any time during the term of such Default Loan, the Defaulting Member shall have the right to repay, in full, the Default Loan (including interest).

(c) If a Member makes a Default Loan, the Defaulting Member shall be deemed to have pledged to the Lending Member, and granted to such Lending Member a continuing first priority security interest in, all of the Company Interest of the Defaulting Member and all distributions of Net Cash Flow or Net Proceeds of a Capital Transaction due to a Defaulting Member (it being understood that if any one of the Carr Members is a Defaulting Member that such first priority security interest shall be secured by all of the Company Interests of the Carr Members and such distributions payable to all of the Carr Members) to secure the payment of the principal of, and interest on, such Default Loan in accordance with the provisions hereof, and for such purpose this Agreement shall constitute a security agreement. The Defaulting Member shall promptly execute, acknowledge and deliver such financing statements, continuation statements or other documents and take such other actions as the Lending Member shall request in order to perfect or continue the perfection of such security interest; and, if the Defaulting Member shall fail to do so within seven (7) days after demand therefor, the Lending Member is hereby appointed the attorney-in-fact of, and is hereby authorized on behalf of, the Defaulting Member, to execute, acknowledge and deliver all such documents and take all such other actions as may be required to perfect such security interest. Such appointment and authorization are coupled with an interest and shall be irrevocable. Any Lending Member holding a security interest in such Company Interest of a Defaulting Member or in distributions of Net Cash Flow or Net Proceeds of a Capital Transaction due to a Defaulting Member as a result of the making of a Default Loan to such Defaulting Member shall, prior to exercising any right or remedy (whether at law, in equity or pursuant to the terms hereof) available to such Lending Member in connection with such security interest, provide to the Defaulting Member written notice, in reasonable detail, of the right or remedy to be exercised and the intended timing of such exercise.

(d) If the Defaulting Member shall fail to make an Additional Capital Contribution and such failure constitutes a “Member Material Default”, then the Defaulting Member and its representatives on the Management Committee shall have no further voting right or right to participate in the management of the Company until the default due to the failure to make the Additional Capital Contribution is cured, it being understood that if any of the Carr Members is a Defaulting Member, then the Carr Committee Member shall have no further voting rights until such default is cured. “Member Material Default” shall mean a default by the Defaulting Member (for this purpose and pursuant to Section 3.4 the Carr Members shall be deemed to act as a single entity) after expiration of the ten (10) day notice provision set forth in Section 2.3(a) to contribute Additional Capital Contributions in the aggregate during the existence of the Company an amount greater than One Million Dollars ($1,000,000). During the continuance of a Member Material Default, the Company shall be managed without regard to the voting rights of any Member in Member Material Default, and decisions otherwise subject to the consent and/or approval and/or participation of such Member in Member Material Default (or its representative on the Management Committee) shall be made without the necessity of obtaining the consent and/or approval and/or participation of such Member in Member Material Default (or its representative on the Management Committee).

SECTION 2.4. No Third Party Beneficiaries. The right of the Managing Member to require an Additional Capital Contribution or the right of a Member to make a Default Loan pursuant to Section 2.3 shall not confer upon any creditor or other third party having dealings with the Company any right, claim or other benefit, including the right to require any such Additional Capital Contribution or Default Loan.

ARTICLE III

COMPANY INTERESTS

SECTION 3.1. Percentage Interests. The Percentage Interest of NYSTRS in the Company shall be sixty-five percent (65%) and the initial Percentage Interests of the Carr Members in the Company shall be as follows:

(i)	CarrAmerica	13.03%
(ii)	Carr L.P.	19.95%
(iii)	Parkway Corp.	2.02%

SECTION 3.2. Capital Accounts. The Company shall establish and maintain a separate Capital Account for each Member in accordance with the following provisions:

(a) To each Member’s Capital Account there shall be credited such Member’s Capital Contributions (including, with respect to any Defaulting Member, Additional Capital Contributions made to the Company on such Defaulting Member’s behalf pursuant to the terms of Section 2.3 hereof), such Member’s allocable share of Profits, and any items in the nature of income or gain that are specially allocated to such Member under this Agreement, and the amount of any Company liabilities that are assumed by such Member (other than liabilities that are secured by any Company property distributed to such Member).

(b) To each Member’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Company property distributed to such Member pursuant to any provision of this Agreement (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Code Section 752), such Member’s allocable share of Losses, and any items in the nature of expenses or losses that are specially allocated to such Member under this Agreement, and the amount of any liabilities of such Member that are assumed by the Company (other than liabilities that are secured by any property contributed by such Member to the Company).

(c) In the event any interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest. In the case of a sale or exchange of an interest in the Company at a time when an election under Code Section 754 is in effect, the Capital Account of the transferee Member shall not be adjusted to reflect the adjustments to the adjusted tax bases of Company property required under Code Sections 754 and 743, except as otherwise permitted by Treasury Regulations Section 1.704-1(b)(2)(iv)(m).

(d) In determining the amount of any liability for purposes of paragraphs (a) and (b) above, there shall be taken into account Code Section 752(c) and the Treasury Regulations promulgated thereunder, and any other applicable provisions of the Code and Regulations.

(e) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Regulations.

SECTION 3.3. Return of Capital. No Member shall be liable for the return of the Capital Contributions (or any portion thereof) of any other Member, it being expressly understood that any such return shall be made solely from the Company Assets. No Member shall be required to pay to the Company or to any other Member any deficit in its Capital Account upon dissolution of the Company or otherwise, and no Member shall be entitled to withdraw any part of its Capital Contributions or Capital Account, to receive interest on its Capital Contributions or Capital Account or to receive any distributions from the Company, except as expressly provided for in this Agreement or under the Delaware Act as then in effect.

SECTION 3.4. Carr Members; NYSTRS Members. Unless explicitly provided herein to the contrary, the term “Member” shall refer to NYSTRS and any Affiliates thereof should a Transfer occur pursuant to Section 8.3(a), and their successors and assigns (the “NYSTRS Affiliated Members”), on the one hand, and the Carr Members and any Affiliates thereof should a Transfer occur pursuant to Section 8.4(a), and their successors and assigns (the “Carr Affiliated Members”), on the other hand. Any reference in this Agreement to the “Carr Members,” or to the Carr Members collectively as a Member, shall be deemed to refer to the Carr Affiliated Members in the aggregate as set forth in this Section 3.4. Unless explicitly provided herein to the contrary, the Carr Affiliated Members shall be treated for all purposes of this Agreement as if the Carr Affiliated Members’ Company Interests were held as a single, aggregate Company Interest by a single entity. The aggregate obligations of the Carr Affiliated Members under this Agreement may be satisfied or performed by any one or more of the Carr Affiliated Members. Allocations for tax and accounting purposes, and any distributions and contributions hereunder, to, among or by the individual Carr Affiliated Members (subject to applicable provisions of the Code or the Delaware Act) shall be made as directed by CarrAmerica or, in the absence of any direction by CarrAmerica, on a pro rata basis in accordance with the Percentage

Interests of the respective Carr Affiliated Members. Unless explicitly provided herein to the contrary, a default or other event under this Agreement with respect to any one of the Carr Affiliated Members shall be deemed to have occurred with respect to all of the Carr Affiliated Members and the entire aggregate Company Interest of the Carr Affiliated Members; provided, however, that such crossing or aggregation of defaults or other events among the Carr Affiliated Members shall not be interpreted so as to increase or expand the scope or nature of the actions that must be taken under the terms of this Agreement to cure or remedy any such default or other event. Notwithstanding anything herein to the contrary, the NYSTRS Affiliated Members shall similarly be considered collectively as a single Member for all intents and purposes of this Agreement, under the same provisions set forth above applicable to the Carr Affiliated Members, provided that the NYSTRS Affiliated Members shall act through or at the direction of NYSTRS hereunder.

ARTICLE IV

DISTRIBUTIONS

SECTION 4.1. Net Cash Flow.

Subject to Sections 2.3 and 9.2 hereof, Net Cash Flow of the Company for any Fiscal Year shall be distributed quarterly (if and to the extent available) by the Company to the Members in accordance with their respective Percentage Interests; provided, however, that with respect to distributions otherwise payable to a Defaulting Member which received a Default Loan pursuant to Section 2.3, the Company shall first apply such distributions to pay all principal and accrued interest due under such Default Loan, to the Non- Defaulting Member making such Default Loan.

SECTION 4.2. Net Proceeds of a Capital Transaction.

Subject to Sections 2.3 and 9.2 hereof, Net Proceeds of a Capital Transaction shall be distributed by the Company as soon as practicable after the receipt thereof to the Members in the following manner and priority:

(a) First, to the Members, in proportion to the amount of their Unrecovered Capital Contributions, until each Member has received such Member’s Unrecovered Capital Contribution; and

(b) Second, to the Members in accordance with their respective Percentage Interests;

provided, however, that with respect to distributions otherwise payable to a Defaulting Member which received a Default Loan pursuant to Section 2.3, the Company shall first apply such distributions to pay all principal and accrued interest due under such Default Loan to the Non-Defaulting Member making such Default Loan.

ARTICLE V

ALLOCATION OF PROFITS AND LOSSES

SECTION 5.1. Profits and Losses - General.

(a) After giving effect to the special allocations set forth in Sections 5.2 and 5.6 hereof (and except as otherwise provided in subsection 9.2(c)(iv) upon a dissolution of the Company), Profits for any Fiscal Year shall be allocated in accordance with the Members’ respective Percentage Interests.

(b) After giving effect to the special allocations set forth in Sections 5.2 and 5.6 hereof (and except as otherwise provided in subsection 9.2(c)(iv) upon dissolution of the Company), Losses for any Fiscal Year shall be allocated in accordance with the Members’ respective Percentage Interests.

SECTION 5.2. Special Allocations.

(a) Minimum Gain Chargeback. Notwithstanding any other provision of this Article 5, if there is a net decrease in Company Minimum Gain during any Company Fiscal Year, the Members shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704- 2(g)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f). This Section 5.2(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith.

(b) Member Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding any other provision of this Article 5, except Section 5.2(a), if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section

1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(4). This Section 5.2(b) is intended to comply with the minimum gain chargeback requirement in such Section of the Treasury Regulations and shall be interpreted consistently therewith.

(c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in paragraphs (4), (5) and (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), items of Company income and gain shall be specially allocated to such Members in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account deficit of such Members as quickly as possible, provided that an allocation pursuant to this Section 5.3(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account deficit after all other allocations provided for in this Article 5 have been tentatively made as if this Section 5.2(c) were not in the Agreement.

(d) Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Members in accordance with their respective Percentage Interests.

(e) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).

(f) Limitation on Allocation of Losses. In no event shall Losses be allocated to a Member to the extent such allocation would result in such Member having an Adjusted Capital Account deficit at the end of any Fiscal Year. All such Losses shall be allocated to the other Member, provided, however, that appropriate adjustments shall be made to the allocation of future Profits in order to offset such specially allocated Losses hereunder.

(g) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704- 1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations. The Managing Member shall make such election upon the receipt of notice from a Members having a majority of the Percentage Interests.

(h) Special Allocations. Notwithstanding any other provision of this Agreement, allocations under this Section 5.2 shall be made only to the extent that, and shall be adjusted to the extent necessary to ensure that, the Company’s allocations satisfy the requirements of Code Section 514(c)(9)(E), the Treasury Regulations promulgated thereunder and any administrative guidelines or pronouncements thereunder, including so that all allocations have “substantial economic effect” for purposes of Code Section 514(c)(9)(E)(i)(II). Further, to the extent an allocation made pursuant to this Section 5.2 causes the ratio of Members’ Capital Account balance to differ from the ratio of their Percentage Interests, an effecting “chargeback” allocation shall be made to restore the Members’ Capital Account balances to be in proportion to their Percentage Interests at the earliest possible time permitted by the Treasury Regulations promulgated under Code Sections 704 and 514(c)(9)(E).

(i) Curative Allocations. The allocations contained in Sections 5.2(a) through 5.3(g) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Code and Treasury Regulations. The Members intend that, to the extent possible, all Regulatory Allocations shall be offset either by other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 5.2(i). Therefore, notwithstanding any other provisions of this Article 5 (other than the Regulatory Allocations and Section 5.2(h)), the Members shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner they reasonably determine to be appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement.

SECTION 5.3. Other Allocation Rules.

(a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as reasonably determined by the Members using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

(b) Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Members for tax purposes in the same proportions as they share Profits or Losses, as the case may be, for the Fiscal Year.

(c) The Members are aware of the income tax consequences of the allocations made by this Article 5 and hereby agree to be bound by the provisions of this Article 5 in reporting their shares of Company income and loss for income tax purposes.

(d) Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Treasury Regulations Section 1.752-3(a)(3), the interest of the Members in Company Profits equals one hundred percent (100%), in proportion to their Percentage Interests.

SECTION 5.4. Tax Allocations: Code Section 704(c).

(a) In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value.

(b) In the event the Gross Asset Value of any Company property is adjusted pursuant to paragraph (b) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder. The Members hereby agree that the Company shall use the “traditional method” as described in Treasury Regulations Section 1.704 - 3(b) with respect to allocations related to the Properties.

(c) Any elections or other decisions relating to such allocations shall be made by the Members, in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.4 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

SECTION 5.5. Change in Allocations. In the event the Members having a majority of the Percentage Interests shall, on the advice of the Company Counsel, determine that it is prudent to modify the allocations set forth herein to comply with the Treasury Regulations and/or the Code, the Managing Member shall be directed to make such modifications, provided that (i) such modifications will not have a reasonable likelihood of causing a material adverse effect upon any Member and (ii) such modifications shall be approved by all Members.

ARTICLE VI

MANAGEMENT

SECTION 6.1. Management. The Managing Member shall carry out and implement the day to day affairs of the Company in accordance with the approved Business Plan, and shall undertake the development of Properties in conformance with the procedures set forth in Section 6.5, within the scope of the authority granted pursuant to this Agreement. The Managing Member shall keep the Members informed as to all matters of concern to the Company and the Members. The Managing Member agrees to devote to the Company’s business such time as reasonably shall be necessary in connection with its duties and responsibilities hereunder. The Managing Member shall be authorized to take any action which is specifically authorized or contemplated by the approved Business Plan, or to make an expenditure set forth in an approved Budget, or as otherwise expressly authorized by this Agreement. Subject to the terms of this Agreement and to the Delaware Act, and provided the same shall not be prohibited under this Agreement, the Managing Member shall have all the powers of the Company, including, without limitation, the full power to:

(a) cause the Company, directly or through its agents, at all times to perform and comply with the provisions of any loan commitment, agreement, mortgage, deed of trust, lease, construction contract or other contract, instrument or agreement to which the Company is a party or which affects the Property or the operation thereof;

(b) keep and maintain at least such insurance coverage as may be required by the holder of any mortgage or deed of trust encumbering all or any portion of the Property;

(c) deliver to the Members promptly upon the receipt or sending thereof copies of all notices, reports and communications (i) between the Company and any holder of a mortgage or deed of trust affecting all or any portion of the Property which relate to any existing or pending default thereunder or to any financial or operational information required by such holder and (ii) regarding material violations affecting the Property;

(d) open and maintain bank accounts for funds of the Company;

(e) employ independent unaffiliated contractors for the ordinary maintenance and repair of the Property;

(f) retain or engage independent unaffiliated real estate brokers licensed to do business in the states in which the Property, or any part thereof, is located;

(g) enter into leases of space which do not deviate materially from the approved Leasing and Property Guidelines or otherwise are approved by the Management Committee;

(h) execute and deliver agreements and documents on behalf of the Company which (i) are contemplated by an approved Business Plan, (ii) are agreements or documents made and executed in the ordinary course of business that do not grant any lien or encumbrance on any Property, or (iii) otherwise are approved by the Management Committee;

(i) act on behalf of the Owner (and appoint any Owner’s representative) under the Property Management Agreements and the Development Agreements, subject to the approval of the Management Committee where such acts would constitute a Major Decision or are related to a default thereunder; and

(j) cause the general partner of any subsidiary limited partnership or the managing member of any subsidiary limited liability company, to take any action on behalf of any such subsidiary.

SECTION 6.2. Management Committee.

NYSTRS, and the Carr Members acting as a single group, shall each elect one (1) member (the “NYSTRS Committee Member” and the “Carr Committee Member”, respectively) of a management committee (the “Management Committee”) , which shall consist of two (2) members total. The NYSTRS Committee Member and the Carr Committee Member shall each appoint up to three (3) alternate members of the Management Committee. Any one of the alternate members appointed by the NYSTRS Committee Member and by the Carr Committee Member shall be entitled to act on behalf of the NYSTRS Committee Member and the Carr Committee Member, respectively, in their absence. The election of the NYSTRS Committee Member and the Carr Committee Member shall take place no later than thirty (30) days after the commencement of the Fiscal Year of the Company. The Management Committee shall meet regularly to review the operations of the Company, but not less often than once per month. The Management Committee shall also meet from time to time at the request of the Managing Member, or NYSTRS in order to consider a “Major Decision.”

SECTION 6.3. Major Decisions.

Notwithstanding the provisions of Section 6.1, without the unanimous vote of the Management Committee in each instance (a “Major Decision”), the Company shall not:

(a) sell, transfer, assign, convey, exchange or otherwise dispose of the Properties or the Company Assets (other than personal property at the Properties which may be disposed of or replaced due to wear and tear or obsolescence or otherwise in the ordinary course of business and other than Leases, which are governed by Section 6.3(e));

(b) purchase any additional properties;

(c) borrow money on behalf of the Company, whether on a secured or unsecured basis, refinance, recast, extend, compromise or otherwise materially amend any such loan, and in connection therewith, issue evidences of indebtedness and secure the same by mortgages, deeds of trust, security agreements or other similar documents encumbering assets of the Company (other than (i) trade receivables in the ordinary course of business or (ii) equipment financing);

(d) approve the annual Business Plan for the operation, management, improvement and development of the Properties, or the acquisition of new Properties, including approval of the following components of the Business Plan: (i) the Budget, (ii) the Leasing and Property Guidelines, (iii) the Development Budgets, (iv) the Development Plans and Specifications and (v) the Development Schedules; or material modifications of any of the above (subject to the provisions of this Agreement, including without limitation “Material” changes pursuant to Section 6.5(a), (b) or (c) or “Material” variances pursuant to Section 7.6); nor shall the Company make expenditures not set forth in an approved Budget or Development Budget or as otherwise expressly authorized by this Agreement.

(e) approve Major Leases, or any Leases which materially deviate from the parameters of the Leasing and Property Guidelines;

(f) institute or settle any major litigation or dispute (i.e., where the amount in controversy exceeds $500,000 relating to any of the Properties);

(g) approve the terms of the insurance program for the Company or any modification thereof; provided, however that in all cases the Managing Member shall use commercially reasonable efforts to comply with all insurance requirements of the Loan and all future lenders and provided, further, that in the event that the Management Committee cannot agree on an insurance program the insurance program for the prior Fiscal Year shall be continued;

(h) select or change the auditor for the Company;

(i) approve any agreements between the Members and any Affiliates of the Members or any modifications thereto, including the terms of the Property Management Agreements and/or the Development Agreements or any modifications thereto, or the termination thereof in the event of a default by the Manager or the elective termination of the Manager under any of the Property Management Agreements, or a default by the Developer or the elective termination of the Developer under any of the Development Agreements, as the case may be, unless any of the Property Management Agreements or the Development Agreements are terminated following the removal of the Managing Member pursuant to Section 6.14;

(j) approve the terms of any construction contracts, construction management agreements, or subcontracts relating to the construction and/or development of the Properties under Development or the Undeveloped Properties, in each case where the dollar amount covered thereby is in excess of $1,000,000 with respect to base building construction or $750,000 with respect to tenant improvement work; provided, however, that if the Management

Committee has not responded to a request for approval of a construction related contract requiring approval within five (5) Business Days after a request for approval by the Managing Member, then such construction related contract shall be deemed to be approved by the Management Committee;

(k) approve any proposed material changes to the zoning of the Properties other than has been expressly contemplated by approved Business Plan; and

(l) enter into any financing agreement or commitment that would impose any personal liability on any Member or beneficial owner of any Member (exclusive of any transferee liability with respect to the receipt by any Member of loan proceeds, if any, that might exist under applicable law).

SECTION 6.4. Day-to-Day Management; Termination of Property Management Agreements and/or Development Agreements.

(a) The Company has entered into agreements with Carr Real Estate Services, Inc. (“Manager”) simultaneously herewith to manage, lease and otherwise operate the Developed Properties on a day-to-day basis as manager for the Company pursuant to the management and leasing agreements (collectively, the “Property Management Agreements”) between the Company and Manager substantially in the form set forth as Exhibit D annexed hereto and made a part hereof. Upon a default by Manager under any Property Management Agreement, the Managing Member agrees to notify all Members of such default by Manager and to use its commercially reasonable efforts to cause Manager to cure any such default or to otherwise cure the same on behalf of Manager within the applicable cure period. If such default is of such a nature as to give the Company the right to terminate any Property Management Agreement pursuant to the terms thereof, and has not been cured within the applicable cure period, then upon the request and direction of NYSTRS the Managing Member agrees to terminate any or all of the Property Management Agreements as provided therein and NYSTRS shall have the right on behalf of the Company to terminate all such Property Management Agreements if the Managing Member has failed to give Manager a notice of termination within five (5) Business Days following notice by NYSTRS and to take all other action against Manager on behalf of the Company. The Company shall not cancel, extend or otherwise modify any of the Property Management Agreements or enter into another Property Management Agreement without the prior written consent of the Management Committee. The Manager shall be subject to the general supervision and control of the Managing Member and shall carry out all policy decisions made by the Company pursuant to the Property Management Agreement. Upon the termination of the employment of Manager or any successor manager, the Managing Member shall propose the employment of a new manager. The Manager shall not be authorized to lease any space at the Properties without the prior written approval of the Company. Subject to the provisions of this Agreement, the Manager shall be authorized to execute Leases on behalf of the Company, as the authorized signatory of the Company, when approved by the Company in accordance with the provisions of this Agreement.

(b) The parties shall have the following rights upon termination of any one or more of the Property Management Agreements or the Development Agreements:

(i) Notwithstanding any other term of this Agreement, should an Unpermitted Transfer on the part of the Carr Members occur, and should NYSTRS in its sole and absolute discretion elect to cause the Company to terminate any one or more of the Property Management Agreements or Development Agreements, and NYSTRS is hereby authorized to do so, or if any or all of the Property Management Agreements are terminated pursuant to Section 6.4(a), then during the sixty (60) day period after such termination NYSTRS, at its option, may exercise sale rights for all the Properties pursuant to Section 8.6, or buy-sell rights for all the Properties pursuant to Section 8.7 or all of the Company Interests of the Carr Members pursuant to Section 8.8, at any time prior to or subsequent to the Lockout Date during such sixty (60) day period. Should NYSTRS not exercise such rights in a timely fashion, then the Carr Members, acting as a group, may exercise during the subsequent sixty (60) day period after termination of the initial sixty (60) day period, sale rights for all the Properties pursuant to Section 8.6 or buy-sell rights for all the Properties pursuant to Section 8.7 or all of the Company Interests of NYSTRS pursuant to Section 8.8. Should neither NYSTRS exercise such rights during the initial sixty (60) day period, nor the Carr Members exercise such rights during the subsequent sixty (60) day period, then neither NYSTRS or the Carr Members shall have the right to exercise any sale rights pursuant to Section 8.6 or buy-sell rights pursuant to Section 8.7 or Section 8.8 in connection with the particular Unpermitted Transfer in question, other than as otherwise permitted by clause (ii) below or Article VIII. Further, if any of the Property Management Agreements or Development Agreements are electively terminated pursuant to the terms thereof, or due to an Owner’s default not caused by the Carr Members, then the Carr Members, acting as a group, may exercise the foregoing rights during the subsequent sixty (60) day period after such termination.

(ii) Should an Unpermitted Transfer by a Carr Member occur, and should NYSTRS elect not to cause the Company to terminate any one or more of the Property Management Agreements or Development Agreements, then during the ensuing year after the Unpermitted Transfer NYSTRS, at its option, may exercise sale rights for all of the Properties pursuant to Section 8.6 or buy-sell rights for all of the Properties pursuant to Section 8.7 or all of the Company Interests of the Carr Members pursuant to Section 8.8, at any time prior to or subsequent to the Lockout Period during such one (1) year period. Should NYSTRS not exercise such rights during such one (1) year period then NYSTRS shall not have the right to exercise any sale rights pursuant to Section 8.6 or buy-sell rights pursuant to Section 8.7 or Section 8.8 in connection with the particular Unpermitted Transfer in question, other than as otherwise permitted by Article VIII.

SECTION 6.5. Development Decisions. The Managing Member shall monitor the completion of all work at the Properties Under Development in conformance with a development budget (“Development Budget”), in accordance with a schedule (“Development Schedule”) and pursuant to plans and specifications (“Development Plans and Specifications”), which have been approved by NYSTRS and which are attached hereto as part of the Business Plan attached as Exhibit E. Any Undeveloped Properties that the Company may decide to develop from time to time shall be considered “New Projects” and shall henceforth be considered Properties Under Development for all intents and purposes of this Agreement. Likewise, Properties Under Development which are completed shall henceforth be considered Developed Properties for all intents and purposes of this Agreement. The Company from time to time, with the approval of the Management Committee, may decide to acquire new properties, and upon acquisition such new properties shall be considered Properties for all intents and purposes of this Agreement. Depending upon the circumstances, such newly acquired properties may be Developed Properties, Properties Under Development or Undeveloped Properties. The Management Committee shall approve all future Development Budgets, Development Schedules and Development Plans and Specifications relating to the Properties Under Development or New Projects. All Properties Under Development shall be constructed in accordance with existing construction contracts which have been approved by NYSTRS. All new construction contracts for Properties under Development or New Projects must be guaranteed maximum price contracts, stipulated sum contracts or otherwise approved by the Management Committee. All requisitions for payment or periodic reports required to be delivered by the developer to the Company or its representative under the Development Agreements shall, at the option of NYSTRS, be delivered also to NYSTRS and/or its construction consultant, it being understood that such construction consultant shall have no independent approval rights but shall review the requisitions for the benefit of NYSTRS. Additional costs attributable to change orders, cost overruns or other obligations of the Company shall be covered by borrowings of the Company or through Additional Capital Contributions, as proposed by the Managing Member and, if the applicable modification to any Development Budgets, Development Schedules and Development Plans and Specifications, taken in the aggregate as to all modifications, would constitute a “Material” modification, approved by the Management Committee. The Managing Member shall use reasonable efforts to avoid multiple requests for Additional Capital Contributions in any one month. The Company shall commence development of the Undeveloped Properties and New Projects pursuant to Development Budgets, Development Schedules and Development Plans and Specifications proposed by the Managing Member and approved by the Management Committee. The Management Committee must approve any Material modifications to the Development Budgets, the Development Schedules or the Development Plans and Specifications for the Undeveloped Properties, the Properties Under Development and New Projects. The Managing Member shall monitor all development of the Properties Under Development, the Undeveloped Properties and New Projects pursuant to the Development Agreements and shall keep the Management Committee informed of all development activities with regard thereto. With regard to the Undeveloped Properties, the Managing Member annually at the commencement of each Fiscal Year shall propose annual development plans for development of the Undeveloped Properties proposed to be developed in the ensuing Fiscal Year in concept form for the approval of the Management Committee, setting forth, amongst other factors, the Undeveloped Properties to be developed, the proposed yield parameters and expected capital and financing requirements, together with material information concerning the remaining Undeveloped Properties in each Subportfolio that are not covered by the conceptual development plans. After approval of the annual conceptual development plans by the Management Committee, the Managing Member shall develop detailed Development Budgets, Development Schedules and Development Plans and Specifications for the approval of the Management Committee. The Development Budgets, Development Plans and Specifications and Development Plans and Specifications approved by the Management Committee shall become part of the annual Business Plan. All proposed borrowings or required Additional Capital Contributions requested in the year in question for future development shall be set forth in the components of such approved Business Plan. The Managing Member shall proceed to develop the Properties Under Development, the Undeveloped Properties and the New Projects in conformance with the approved Business Plan. Notwithstanding the above, the Managing Member may make modifications to the Development Budgets, Development Schedules and Development Plans and Specifications for a single Property Under Development or New Project which are not “Material” without the approval of the Management Committee. For purposes of this Section 6.5:

(a) A “Material” change to a Development Budget shall mean an increased cost of more than the greater of (i) ten percent (10%) or (ii) $20,000, in any single line item; provided that not more than fifty percent (50%) of the contingency line item is committed and the total overall cost for the Property Under Development or New Project is not increased; and provided, further, that savings attributable to any line item covering any “hard” costs shall not be transferred to any line item covering any “soft” costs, or vice versa, without the approval of the Management Committee.

(b) A “Material” change to a Development Schedule shall mean a delay in construction of at least three (3) months (exclusive of unavoidable delay) provided that the total cost for the Property Under Development or New Project is not increased.

(c) A “Material” change in the Development Plans and Specifications means any proposed change orders that would cause a Material change in the Development Budget as set forth in Section 6.5(a).

SECTION 6.6. Business Plan. The current business plan (“Business Plan”) is attached hereto as Exhibit E. Future Business Plans for subsequent Fiscal Years shall consist of the following components:

(a) The Budget for the individual Properties, each Subportfolio and all of the Properties approved by the Management Committee pursuant to Section 7.6.

(b) The Leasing and Property Guidelines for each of the Subportfolios approved by the Management Committee pursuant to Section 7.7.

(c) The Development Budgets, Development Schedules and Development Plans and Specifications approved by the Management Committee pursuant to Section 6.5.

SECTION 6.7. Duties and Conflicts.

(a) The Members, in connection with their respective duties and responsibilities hereunder, shall at all times act in good faith and, except as expressly set forth herein, any decision or exercise of right of approval, consent, disapproval or deferral of approval by a Member is to be made by such Member pursuant to the terms of this Agreement in good faith, in the exercise of commercial reasonableness for an owner and operator of suburban office buildings commensurate in quality with the standard of quality of the Existing Properties, it being recognized that each Member may act in its own economic self interest and in accordance with such tax and business objectives as it deems appropriate or desirable for such Member. Except as otherwise agreed to in writing by the Members, no Member or any partner, officer, shareholder or employee of any Member shall receive any salary or other remuneration for its services rendered pursuant to this Agreement.

(b) Each Member recognizes that the other Members have or may have other business interests, activities and investments, some of which may be in conflict or competition with the business of the Company and that such other Member is entitled to carry on such other business interests, activities and investments. No Member shall be obligated to devote all or any particular part of its time and effort to the Company and its affairs.

SECTION 6.8. Company’s Counsel. To the extent that the Management Committee deems necessary, the Company shall retain legal counsel to be the Company’s initial legal counsel (the “Company’s Counsel”). The fees and expenses of the Company’s Counsel shall be a Company expense. The Managing Member shall further have the power to appoint or approve the retention, at the Company’s expense, of additional counsel to represent the Company in the ordinary course of business. Nothing herein shall restrict any such counsel from acting as counsel to any Member or any Affiliate of such Member, provided that such representation shall not be continued in any adversarial context or would otherwise conflict with standards of professional conduct. In the event the Management Committee shall desire to terminate the employment of the Company Counsel and to substitute other counsel therefore, such substitute counsel shall be subject to the approval of the Management Committee.

SECTION 6.9. Exculpation. The Managing Member shall act as fiduciary hereunder and in good faith, but neither the Managing Member nor any other entity replacing CarrAmerica and acting as Managing Member hereunder shall be liable to the Company or to any Member for any act performed or omitted to be performed by it on behalf of the Company, provided such act or omission was taken in good faith, was reasonably believed by the Managing Member to be in the interests of the Company and within the scope of authority granted or reserved to the Managing Member under this Agreement, and did not constitute fraud or willful misconduct. Notwithstanding any other term of this Agreement:

(a) It will not constitute a breach of fiduciary or other duty for the Managing Member, or any Affiliate of the Managing Member, to engage in activities of the type conducted by the Company, even if in direct competition with the Company, including without limitation, the purchase, sale and leasing of commercial office properties or the purchase, sale, leasing, management or development of any real property.

(b) It will not constitute a breach of fiduciary or other duty for the Managing Member to resolve any conflicts of interest related to any REIT requirements.

(c) It will not constitute a breach of fiduciary or other duty for the Managing Member, or any Affiliate of the Managing Member, to engage, as attorneys, accountants and other advisors on behalf of the Company, persons who may also be retained from time to time by the Managing Member or its Affiliates, or any of their respective officers, directors or shareholders, and such persons may be engaged by both the Company and the Managing Members or its Affiliates with respect to any matter, provided, however, that unless approved by all of the Members after full disclosure of any conflict of interest, such persons may not be engaged with respect to any matter in which the interest of the Company and the Managing Member may conflict or otherwise when such engagement would conflict with standards of professional conduct. The Managing Member shall not be responsible for any misconduct or negligence on the part of any such attorney, accountant or other advisor.

(d) It will not constitute a breach of fiduciary or other duty for the Managing Member, or an Affiliate of the Managing Member, to contract or enter into any agreement or arrangement with the Company with respect to any aspect of the operations of the Company if approved by the Management Committee or NYSTRS after full disclosure to all of the Members.

SECTION 6.10. Intentionally Deleted.

SECTION 6.11. Indebtedness; UBTI. The Managing Member shall use commercially reasonable efforts, after consultation with NYSTRS and the Carr Members, to ensure that (i) the Company is not operated in such a manner as to be classified as an “investment company” for purposes of the Investment Company Act of 1940, as amended, (ii) the Company does not enter into any transaction resulting in the realization by NYSTRS of UBTI as defined under Section 5.12 of the Code, (iii) the Company does not fail to be classified as an “operating company” as defined in Department of Labor regulations set forth at 29 CFR (S) 2510.3-101(c), or (iv) the Company is operated in such a manner as to cause CarrAmerica not to qualify as a real estate investment trust or to incur excise taxes under Sections 856, 857 or 4981 of the Code. The Managing Member shall cooperate with any adversely affected Member in connection with any proposed transaction and shall take all commercially reasonable measures to satisfy a Member’s concerns and alleviate any adverse consequences to such Member resulting therefrom. The Managing Member shall submit to NYSTRS written notice containing all material details of any proposed transaction that the Managing Member reasonably believes, based upon directions and/or guidelines provided by NYSTRS or other Members, could result in the realization of UBTI by any Member, or any of a Member’s direct or indirect members or participants, or the realization of income that would be UBTI if a Member, or any of a Member’s direct or indirect members or participants, were subject to the provisions of Sections 511 through 514 of the Code, and NYSTRS shall consult with the Managing Member regarding the proposed transaction.

SECTION 6.12. Removal of the Managing Member. At any time before or after the Lockout Date the Managing Member may be removed as Managing Member by a majority vote of the Members voting in accordance with their Percentage Interests, upon ten (10) days written notice, should any of the following events occur, each of which shall be considered a “Manager Material Default”:

(a) A case or proceeding shall have been commenced against the Managing Member in a court having competent jurisdiction seeking a decree or order in respect of the Managing Member (i) under Title 11 of the United States Code, or any other applicable federal or state bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of the Managing Member or a substantial part of its properties, or (iii) ordering the winding-up or liquidation of the affairs of the Managing Member, and such case or proceeding shall remain undismissed or unstayed for sixty (60) consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding;

(b) The Managing Member shall (i) file a petition seeking relief under Title 11 of the United States Code, or any other applicable federal or state bankruptcy or other similar law, (ii) consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of the Managing Member or of a substantial part of its properties, (iii) admit in writing its inability to pay its debts generally as such debts become due, or (iv) take any action in furtherance of any such action;

(c) The Managing Member shall have committed gross negligence or willful misconduct in the conduct of its duties under this Agreement;

(d) The Managing Member shall have defaulted in its obligations (other than in the conduct of its duties which is governed by subparagraph (c)) under this Agreement in any material manner, including, without limitation, if the Managing Member shall have committed a Member Material Default, or if any of the Carr Members shall have committed a Member Material Default; or

(e) An Unpermitted Transfer by any Carr Member shall have occurred.

Notwithstanding any other term of this Agreement, in the event that any defaults described in clauses (d) or (e) above shall have occurred, the Managing Member shall not be deemed to be in default until the Managing Member shall have received a written notice of default from NYSTRS specifying the claimed default, and the Managing Member shall not have cured the claimed default to the satisfaction of NYSTRS within a period of thirty (30) days; provided, however, that if the cure cannot reasonably be completed within such thirty (30) day period then the Managing Member shall have an additional thirty (30) day period to effect the cure provided that the Managing Member is diligently prosecuting the cure within such additional thirty (30) day period.

SECTION 6.13. Substitution of Managing Member. Should the Managing Member be removed pursuant to Section 6.12, then immediately upon such removal NYSTRS shall become the new Managing Member and shall succeed to all of the rights and obligations of the Managing Member hereunder; or, at the option of NYSTRS, NYSTRS shall have the option of appointing a non-member manager who shall have all the rights and powers of the Managing Member hereunder.

SECTION 6.14. Rights of Members upon Removal of Managing Member. Should the Managing Member be removed pursuant to Section 6.12, then at any time prior to or after the Lockout Date the Members shall have the following rights:

(a) NYSTRS may exercise sale rights pursuant to Section 8.6 or buy-sell rights pursuant to Section 8.7 or Section 8.8 for all of the Properties or all of the Company Interests of the Carr Members at any time for a period of twelve (12) months after it succeeds as Managing Member; provided, however, that should NYSTRS as successor Managing Member elect to terminate any of the Management Agreements or Development Agreements pursuant to the terms thereof, then such time period shall be reduced to sixty (60) days; and provided further, however, that should NYSTRS so elect to terminate any of the Management Agreements or Development Agreements, but not exercise such sale or buy-sell rights within such sixty (60) days, then the Carr Members, acting as a group, within the ensuing sixty (60) days, may exercise such sale or buy-sell rights for all of the Properties or all of the Company Interests of NYSTRS.

(b) If neither NYSTRS nor the Carr Members exercise their rights under Section 6.14(a) then neither NYSTRS nor the Carr Members shall have any further rights to exercise such sale or buy-sell rights in connection with the removal of the Managing Member, except as such rights may otherwise be available to NYSTRS or the Carr Members pursuant to Article VIII.

SECTION 6.15. Dispute Resolution. The Members shall cause their representatives on the Management Committee to act reasonably and in good faith to resolve any disputes related to Major Decisions. If, notwithstanding reasonable efforts, the Management Committee is unable to approve a proposed annual Business Plan for any Fiscal Year, then the Company shall continue to be operated by the Managing Member on the basis of the Business Plan for the prior Fiscal Year. The Managing Member shall nevertheless be authorized to pay increases in real estate taxes and other similar non-discretionary items. After the Lockout Date, if, despite reasonable efforts, the Management Committee cannot resolve disputes with respect to the making of a Major Decision, then either NYSTRS or the Carr Members, acting as a group, may exercise sale rights in connection with all or any of the Properties as set forth in Section 8.6. In addition, in the event that after the Lockout Period a Major Dispute (hereinafter defined) occurs, then (i) if the Major Dispute concerns issues relating to all of the Properties, then either NYSTRS or the Carr Members, acting as a group, may exercise buy-sell rights in accordance with Section 8.7 or 8.8 covering all of the Properties or all of the Company Interests of NYSTRS, on the one hand, or all of the Carr Members, on the other hand (without having first exercised their right of first offer pursuant to Section 8.6), or (ii) if the Major Dispute relates to a single Property or Subportfolio then either NYSTRS or the Carr Members, acting as a group, may exercise buy-sell rights in accordance with Section 8.7 in connection with the single Property or Subportfolio in question (without having first exercised their right of first offer pursuant to Section 8.6). For purposes of this Section 6.15, a “Major Dispute” shall mean a dispute as between the NYSTRS Committee Member and the Carr Committee Member relating to any of the following subjects: (i) the sale or exchange of any of the Properties, (ii) the mortgaging, pledging or other encumbering of any of the Properties, or (iii) the terms of any new secured or unsecured borrowings by the Company in excess of $10,000,000, or any modification of any existing borrowings of the Company when the amount of the borrowing exceeds $10,000,000.

SECTION 6.16. Indebtedness.

(a) The Company or its Affiliates shall assume, and the Members hereby consent to the assumption of, the Loan which is secured by Building 1 of the Parkway North Subportfolio. Parkway has assigned to the Company as part of its Initial Capital Contribution all right, title and interest in and to the cash escrows associated with the Loan.

(b) The Company may obtain additional secured non-recourse financing secured by all or a portion of the Developed Properties in an amount sufficient to bring the debt level of the Developed Properties to a 50% leverage ratio, subject to the approval of the Management Committee.

(c) The Company may obtain additional financing to complete development of the Properties Under Development and develop the Undeveloped Properties, in such amounts and secured by such Company Assets as may be approved from time to time by the Management Committee.

(d) Any guaranties required in connection with any financing must be approved by the Management Committee and any liability under such guaranties shall be several as between NYSTRS and the Carr Members in proportion to their Percentage Interests in the Company.

ARTICLE VII

BOOKS AND RECORDS; RESERVES

SECTION 7.1. Bank Accounts. The Managing Member shall have authority to open bank accounts and designate signatories with respect thereto on behalf of the Company and may authorize Manager and other agents and independent contractors of the Company to open such bank accounts as the Managing Member shall deem necessary or desirable in the exercise of the Managing Member’s reasonable judgment for the management and operation of the Project and the conduct of Company business.

SECTION 7.2. Books of Account. The Company shall keep accurate and complete books of account and records showing the assets and liabilities, operations, transactions and financial condition of the Company and the Properties in accordance with generally accepted accounting principles, consistently applied. The books of account and records of the Company and the Properties shall at all times be maintained at the principal office of the Company or at the offices of Manager. The Company shall permit all such books of account and records to be inspected by the Members, their designees or representative from time to time and upon reasonable prior notice at the office of the Company or other person maintaining the same.

SECTION 7.3. Operating Statements.

(a) As and when prepared or received by the Managing Member, Manager and/or the Company, the Managing Member shall promptly provide each Member, when available, with copies of the monthly reports received from the Manager, periodic reports by the developer under the Development Agreement and all other material reports, studies, operating statements and other documents relating to the Properties, the Company or this Agreement. The Company shall at least once every calendar year have the Company’s books and records audited at its expense by the Accountant.

(b) No later than the later of (i) the twentieth (20th) day after the end of each calendar month and (ii) five (5) days following receipt of the same from the Manager (if the Manager shall be responsible for producing the same), the Company shall, as a Company expense, furnish each Member with:

(i) a statement of operations showing GAAP net income and actual incurred capital expenditures of the Properties in the aggregate and broken down by Subportfolio according to pre-determined categories, in a format which will allow for comparison to, and show variances from, the Budget;

(ii) balance sheets on an accrual basis for the Company and for each Subportfolio;

(iii) a full trial balance on an accrual basis (including assets, liabilities and profit and loss statement) on the Manager’s existing format; and

(iv) a schedule showing changes in Members’ equity.

(c) No later than the later of (i) the twentieth (20th) day after the end of each calendar quarter and (ii) five (5) days following receipt of the same from the Manager (if the Manager shall be responsible for producing the same), the Company shall, as a Company expense, furnish each Member with a cash flow statement setting forth Net Cash Flow from the Properties in the aggregate and broken down by Subportfolio for, and the distribution thereof during, the reporting period.

(d) No later than ninety (90) days after the end of each taxable year of the Company, the Managing Member shall, as a Company expense, furnish each Member with (i) all necessary tax reporting information required by the Members for the preparation of their respective Federal, State and local income tax returns, including each Member’s pro rata share of income, gain, loss, deductions and credits for such year and (ii) an audited year-end statement of the Company in connection with the continuing operations of the Properties, including a balance sheet and the related statements of income and changes in financial conditions;

(e) Within ninety (90) days following the end of the taxable year of the Company, the Managing Member shall, as a Company expense, furnish each Member with copies of the Company’s Federal and other income tax returns, together with each Member’s Schedule K-1 or analogous schedule, which returns shall be signed by the Managing Member on behalf of the Company and co-signed by the Accountant as preparer.

(f) The Managing Member shall use reasonable efforts to cause all Federal, State and local income and other tax returns (the “Tax Returns”) to be timely filed by the Company. The Managing Member shall provide NYSTRS with a draft of the Tax Returns within a reasonable period of time prior to the Tax Returns being due for filing with any Federal, State or local taxing authority. NYSTRS shall have five (5) Business Days following the receipt of the draft Tax Returns to object to any item(s) set forth in such draft Tax Returns which would have a material adverse consequence to NYSTRS (a “Tax Return Objection”). The failure of NYSTRS to notify the Managing Member of a Tax Return Objection within such five (5) Business Day period shall be deemed an acceptance of such Tax Return unless such Tax Return shall be subsequently modified. If NYSTRS shall deliver a Tax Return Objection within such five (5) Business Day period, the Company shall not file any such Tax Return without NYSTRS’s prior written consent.

(g) The Managing Member shall be the “Tax Matters Member” of the Company for federal income tax purposes (i.e., the “tax matters partner” as described in Code Section 6231(a)(7)). All costs and expenses incurred by the Tax Matters Member in performing its duties as such (including legal and accounting fees) shall be borne by the Company. The Tax Matters Member shall not extend the statute of limitations, select a judicial forum to challenge a determination of the Internal Revenue Service or enter into any settlement with any taxing authority (federal, state or local) without the consent of NYSTRS. Each Member shall give prompt notice to each other Member of any and all notices it receives from any taxing authority (federal, state or local) concerning the Company, including, without limitation, any notice of audit, any notice of action with respect to a revenue agent’s report, any notice of a 30-day appeal letter or any notice of a deficiency in tax concerning the Company’s income tax returns. The Tax Matters Member shall furnish each Member with status reports regarding any negotiation between such taxing authority and the Company, and each such Member, if it so requests, may participate in such negotiation.

(h) If at any time and from time to time in the review of the reports, studies, operating statements or other documents relating to the Properties delivered by the Company to NYSTRS pursuant to this Section, NYSTRS shall become aware of any action which would result in the realization by NYSTRS of UBTI, NYSTRS shall promptly notify the Managing Member of the same.

(i) The Managing Member shall use commercially reasonable efforts to have property management software developed by Management Reports, Inc. (“MRI”) installed and utilized as soon as practical, or any other property management software which NYSTRS shall reasonably require; provided, however that if NYSTRS shall require more than one such change after conversion to MRI, then such further conversion shall be at NYSTRS’ expense. The modules required for implementation shall include general ledger, commercial management, and distributive processing. NYSTRS, at its sole discretion, may require at the Company’s expense appropriate enhancements to the property management software. The database structure, system type, and property number will be provided by NYSTRS and will not be modified without the consent of NYSTRS. NYSTRS will provide Managing Member with a standard chart of accounts, tenant charge (billing) codes, and report formats which are to be used unless otherwise agreed to in advance by NYSTRS. Manager shall submit concurrently with the other monthly reports a monthly electronic download of selected financial and operational data, including general ledger and lease information, using the distributive processing function of MRI.

SECTION 7.4. The Accountant. The Company shall retain KPMG Peat Marwick to be the initial accountant and auditor for the Company (the “Accountant”). The fees and expenses of the Accountant shall be an Operating Expense. Any change in the Accountant shall be a Major Decision as set forth in Section 6.3. If the Management Committee cannot agree upon a substitute Accountant, then NYSTRS may retain a second accountant to review the work of the Accountant. The fees and expenses of the second accountant shall be an Operating Expense.

SECTION 7.5. Appraisals. NYSTRS shall have the right, from time to time but not more often than once every three Fiscal Years, to retain qualified independent MAI real estate appraisers experienced in appraising commercial properties in the locations where the Properties are located (the “Appraisers”) to appraise the value of the Properties, using methods of appraisal acceptable to NYSTRS. The fees and expenses of the Appraisers shall be an Operating Expense, provided the cost of such appraisals does not exceed the fees which are paid for similar appraisals of commercial properties in the areas where the Properties are located. All such appraisals shall be certified and delivered to both NYSTRS and the Company. All such appraisals shall be distributed to the Members by the Company following the Company’s receipt of the same.

SECTION 7.6. The Budget. Not later than seventy-five (75) days prior to the commencement of each calendar year, the Managing Member shall submit to the Management Committee a proposed budget for each of the Properties, each of the Subportfolios and for all of the Properties for the ensuing year in form and content acceptable to the Management Committee which shall include, but not necessarily be limited to, a description of the management and operating activities to be undertaken during such year, projected monthly statement of operating revenues and expenses, reserves or additions to reserves or estimates of Net Cash Flow with regard to the Properties, expenditures for capital improvements and repairs for the Properties. The budgets, once approved by the Management Committee, shall be aggregated into a single budget for all of the Properties, and shall be referred to herein collectively as the “Budget.” Once approved, the Company shall not supplement, modify or amend a Budget in any “Material” way without the approval of the Management Committee. The Managing Member agrees to notify the Management Committee promptly of any fact or circumstance that may render an approved Budget inaccurate in any Material respect. The Managing Member shall use commercially reasonable efforts to conduct the operations of the Company business in accordance with the then- current Budget. For purposes of this Section 7.6, “Material” means a variance of greater than five percent (5%) in total revenues or total expenses in a budget for any single Property, or a decrease in net operating income of greater than five percent (5%) in the budget for any single Property.

SECTION 7.7. Leasing and Property Guidelines. Not later than seventy-five (75) days prior to the commencement of each calendar year, the Managing Member shall submit to the Management Committee leasing and property guidelines for the Properties for the ensuing year in a form acceptable to the Management Committee which shall include, but not necessarily be limited to, (i) basic, additional and percentage rent parameters for the leasing of space at the Properties, (ii) tenant improvement, take-back, take-over, free rent, tenant allowances and other incentive parameters for the leasing of space at the Properties, (iii) credit worthiness parameters for prospective tenants at the Properties, (iv) a narrative description setting forth leasing strategies for the Properties, (v) a description of the nature of acceptable tenants for the Properties, and (vi) a form lease in each jurisdiction where the Properties are located (which may be subject in each instance to modifications customary for the applicable market area and type and quality of tenant). Said leasing and property guidelines, once approved by the Management Committee, shall herein be referred to collectively as the “Leasing and Property Guidelines.” Once approved, the Company shall not supplement, modify or amend the Leasing and Property Guidelines without the approval of the Management Committee. Attached hereto and made a part hereof as Exhibit E are the Leasing and Property Guidelines in effect for the 2000 calendar year.

ARTICLE VIII

TRANSFER OF COMPANY INTERESTS; SALE OF PROPERTY

SECTION 8.1. Transfers; Certain Defined Terms. (a) As used herein:

(i) “Transfer” shall mean any sale, assignment, transfer, gift, hypothecation or encumbrance by any Member of all or any portion of its Company Interest.

(ii) “Change in Control” shall mean a transaction, related series of transactions or events, occurring at any time either before or after the Lockout Date in which (i) in the case where the common stock of CarrAmerica or any surviving company under Section 8.4(b) (or if CarrAmerica or such company is not the surviving company, of the surviving company immediately following such transaction), is publicly traded, either (a) less than a majority of the board of directors of CarrAmerica or the surviving company, as applicable, immediately following such transaction consists of persons who were directors of CarrAmerica immediately prior to such transaction or (b) less than a majority of the senior management team of CarrAmerica or the surviving company, as applicable, immediately following such transaction consists of persons who were members of senior management of CarrAmerica immediately prior to such transaction, (ii) in the case where the common stock of CarrAmerica, or the surviving company if CarrAmerica is not the surviving company, is not publicly traded, less than a majority of the senior management team of Carr America or the surviving company, as applicable, immediately following such transaction consists of persons who were members of senior management of CarrAmerica immediately prior to such transaction, (iii) the CarrAmerica entities or any surviving company under Section 8.4(b) which are Members of the Company cease to own at least 35%, in the aggregate, of the Company, (iv) more than (4) Named Officers resign from the CarrAmerica in any three (3) month period, as used herein, the term “Named Officers” shall mean Thomas A. Carr, Karen Dorigan, Paul Adkins, Kent Gregory, Philip Hawkins, Richard Katchuk and Jamie Williams, or (v) CarrAmerica or any surviving company under Section 8.4(b) ceases to own at least 51% of each of the Carr Members.

(iii) “Unpermitted Transfer” shall mean (i) a Transfer that is not permitted pursuant to Sections 8.2, 8.3(a), 8.4(a) or 8.4(b), (ii) a Change in Control or, (iii) a Transfer which would result in creating a non-exempt prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(b) Should an Unpermitted Transfer by the Carr Members occur, either before or after the Lockout Date, then such Unpermitted Transfer shall not constitute a breach or default of this Agreement, but in such circumstance NYSTRS shall have the rights afforded to it pursuant to this Agreement, including, without limitation, the rights afforded pursuant to Sections 6.4 and 6.12. Should an Unpermitted Transfer by NYSTRS occur, either before or after the Lockout Date, then in such circumstance such Unpermitted Transfer shall not constitute a breach or default of this Agreement, but the Carr Members shall have the right to exercise sale rights pursuant to Section 8.6 or buy-sell rights pursuant to Section 8.7 or 8.8 for all Properties or all of the Company Interests of NYSTRS.

SECTION 8.2. Succession by Operation of Law. Subject to Section 8.1 and the other provisions of this Article VIII, in the event of the death or incapacity of an individual Member or in the event of the merger, consolidation, dissolution or liquidation of any Member not an individual, all of such Member’s rights hereunder, including such Member’s Company Interest, shall pass to such Member’s personal representative, heir or distributee, in the case of an individual Member, or to such Member’s legal successor, in the case of any Member not an individual, which personal representative, heir, distributee or legal successor shall become a Member of the Company.

SECTION 8.3. Transfers by NYSTRS.

(a) Notwithstanding any other term of this Agreement, at any time NYSTRS may from time to time, in its sole discretion, Transfer all or any portion of its Company Interest to any Affiliate of NYSTRS. From and after the Lockout Date, NYSTRS may Transfer all of its Company Interest, subject to the provisions of Section 8.3(b), to any person, firm, corporation or entity, provided any such assignee assumes the obligations to be performed by NYSTRS hereunder, and provided further that the Carr Members approve any such Transfer, such approval not to be unreasonably withheld or delayed. In connection with such approval, the Carr Members shall be acting reasonably if the Carr Members refuse to grant approval because the proposed transferee or its Affiliate is (i) a competitor of the Carr Members in connection with the ownership and/or development of office real estate in the markets where the Carr Members or their Affiliates own properties (but not as a passive, non-controlling investor), (ii) a real estate company (not including a real estate subsidiary of an institutional investor, such as an insurance company) whose shares are publicly traded, or (iii) an entity or an Affiliate thereof with which the Carr Members have engaged in litigation or have engaged in a material dispute.

(b) Should NYSTRS desire to Transfer all of its Company Interest as permitted by Section 8.3(a), then NYSTRS shall first deliver to the Carr Members an offer (the “NYSTRS Offer”) to sell the NYSTRS’s Company Interest together with the material terms (the “NYSTRS Sale Material Terms”), which shall be the same terms, including, without limitation, sales price, as offered to the proposed transferee by NYSTRS in connection with the Transfer proposed under Section 8.3(a). The Carr Members shall have sixty (60) days from the receipt of the NYSTRS Offer, time being of the essence, to deliver a notice (the “Carr Acceptance”) to NYSTRS, in writing, that the Carr Members agree to purchase the NYSTRS’s Company Interest on the NYSTRS Sale Material Terms in accordance with the provisions of this Section. In the event the Carr Members deliver the Carr Acceptance as aforesaid, (i) the purchase and sale shall occur on the NYSTRS Sale Material Terms (provided, however, the closing shall occur no later than ninety (90) days from the date of the NYSTRS Offer), (ii) NYSTRS shall deliver to the Carr Members at the closing of such purchase and sale, a duly executed, sealed and acknowledged instrument assigning to the Carr Members, the NYSTRS’s Company Interest, which assignment shall be accompanied by such other documents and instruments, including, without limitation, corporate resolutions, as may be requested by the Carr Members and the Company in the exercise of their reasonable judgment (iii) on the effective date of such assignment, the Company shall deliver a release to NYSTRS releasing NYSTRS from all liabilities and obligations of the Company arising from and after the date of such assignment. Such assignment shall be free and clear of all liens and encumbrances, and NYSTRS shall deliver to the Carr Members a written representation and warranty to such effect at the closing, which representation and warranty shall survive the closing. All costs and expenses in connection with the conveyance of NYSTRS’s Company Interest to the Carr Members (including, without limitation, transfer taxes payable in connection therewith) shall be borne by NYSTRS. In the event that the Carr Members shall fail to deliver the Carr Acceptance as aforesaid, the Carr Members shall finally and conclusively be deemed to have declined to purchase NYSTRS’s Company Interest on the terms set forth in the NYSTRS Offer and the rights and privileges granted to the Carr Members in this Section with regard to such NYSTRS Offer (as opposed to a subsequent NYSTRS Offer) shall be deemed null and void ab initio and of no further force or effect. Notwithstanding that the foregoing provision shall be self-operative and not in limitation thereof, in the event the Carr Members do not deliver the Carr Acceptance in accordance with the provisions of this Section, the Carr Members shall, within ten (10) days after request by NYSTRS, execute and deliver to NYSTRS any document or instrument requested by NYSTRS in the exercise of NYSTRS’s reasonable judgment to confirm that all rights and privileges granted to the Carr Members under this clause are null and void ab initio and of no further force or effect with regard to such NYSTRS Offer. In the event that the Carr Members shall fail to execute and deliver any such document or instrument in such ten (10) day period, the Carr Members hereby constitute and appoint NYSTRS attorney-in-fact, coupled with an interest, for the Carr Members to execute and deliver any such instrument for and on behalf of the Carr Members. Thereupon NYSTRS shall be entitled to sell the NYSTRS’s Company Interest to the proposed transferee upon the terms set forth in the NYSTRS Sale Material Terms. If such sale is not consummated within one (1) year from the date the NYSTRS Offer is first transmitted, then NYSTRS shall be obligated to again comply with the provisions of this Section 8.3(b) for any subsequent sale.

(c) No Transfer shall be made pursuant to this Section in any manner which would violate any provision of any mortgage or deed of trust encumbering all or any portion of the Properties.

(d) If NYSTRS or the Carr Members, as the case may be, shall fail or refuse for any reason whatsoever to perform their obligations under this Section in the manner herein prescribed, the non-defaulting Member may pursue any of its rights and remedies as herein provided, or at law or equity, including, without limitation, the remedy of specific performance.

(e) Notwithstanding anything to the contrary set forth herein, in the event that any rights under this Section 8.3 shall be exercised prior in time to the exercise of any rights under Section 8.4 or Sections 8.6, 8.7 or 8.8 hereof, the rights under this Section 8.3 shall supersede any other rights existing pursuant to Section 8.4 or Sections 8.6, 8.7 or 8.8 and in the event that any rights under Section 8.4 or Sections 8.6, 8.7 or 8.8 shall be exercised prior in time to the exercise of any rights under this Section 8.3, the rights under Section 8.4 or Sections 8.6, 8.7 or 8.8 shall supersede any other rights existing pursuant to this Section 8.3.

SECTION 8.4. Transfers by the Carr Members.

(a) Notwithstanding any other term of this Agreement, the individual Carr Members may, from time to time, in their sole discretion, Transfer all or any portion of their respective Company Interests to (x) any other Carr Member, or (y) any Affiliate, provided that such Affiliate shall assume the obligations to be performed by such Carr Member hereunder.

(b) The Carr Members may Transfer all of their Company Interests (i) at any time before or after the Lockout Date, to a new entity in connection with the merger, sale of all or substantially all of the assets of CarrAmerica or other business combination involving CarrAmerica in which the purchaser or survivor assumes CarrAmerica’s obligations, and where such entity assumes all of the obligations of the transferring Carr Member hereunder, or (ii) after the Lockout Date, subject to the provisions of Section 8.4(c) hereof, to any person, firm, corporation or entity, provided that such entity assumes the obligations to be performed by the Carr Members hereunder, and provided further that NYSTRS shall approve such Transfer pursuant to clause (ii), such approval not to be unreasonably withheld or delayed. In connection with such approval, NYSTRS shall be acting reasonably if NYSTRS refuses to grant approval because the proposed transferee or its Affiliate is an entity with which NYSTRS has engaged in litigation or has been engaged in a material dispute. Notwithstanding any other provision of this Agreement, no Transfer pursuant to Section 8.4(b)(i) on the part of the Carr Members shall constitute a default or breach of this Agreement; it being understood that if such Transfer constitutes a Change in Control, certain rights are granted to NYSTRS hereunder.

(c) Should the Carr Members desire to Transfer all of their Company Interests as permitted by Section 8.4(b)(ii), then the Carr Members shall first deliver to NYSTRS an offer (the “Carr Offer”) to sell the Carr Members Company Interests together with the material terms (the “Carr Sale Material Terms”), which shall be the same terms, including, without limitation, sales price, as offered to the proposed transferee by the Carr Members in connection with the Transfer proposed under Section 8.4(b)(ii). NYSTRS shall have sixty (60) days from the receipt of Carr’s Notice, time being of the essence, to deliver a notice (the “NYSTRS Acceptance”) to the Carr Members, in writing, that NYSTRS agrees to purchase the Carr Members Company Interests on the Carr Sale Material Terms in accordance with the provisions of this Section. In the event NYSTRS delivers the NYSTRS Acceptance as aforesaid, (i) the purchase and sale shall occur on the Carr Sale Material Terms (provided, however, the closing shall occur no later than ninety (90) days from the date of the Carr Offer), (ii) the Carr Member shall deliver to NYSTRS at the closing of such purchase and sale, a duly executed, sealed and acknowledged instrument assigning to NYSTRS the Carr Members Company Interests, which assignment shall be accompanied by such other documents and instruments, including, without limitation, corporate resolutions, as may be requested by NYSTRS and the Company in the exercise of their reasonable judgment and (iii) on the effective date of such assignment, the Company shall deliver a release to the Carr Members releasing the Carr Members from all liabilities and obligations of the Company arising from and after the date of such assignment. Such assignment shall be free and clear of all liens and encumbrances, and the Carr Members shall deliver to NYSTRS a written representation and warranty to such effect at the closing, which representation and warranty shall survive the closing. All costs and expenses in connection with the conveyance of the Carr Members Company Interests to NYSTRS (including, without limitation, transfer taxes payable in connection therewith) shall be borne by the Carr Members. In the event that NYSTRS shall fail to deliver the NYSTRS Acceptance as aforesaid, NYSTRS shall finally and conclusively be deemed to have declined to purchase the Carr Members Company Interests on the terms set forth in the Carr Offer and the rights and privileges granted to NYSTRS in this Section with regard to such Carr Offer (as opposed to a subsequent Carr Offer) shall be deemed null and void ab initio and of no further force or effect. Notwithstanding that the foregoing provision shall be self-operative and not in limitation thereof, in the event NYSTRS does not deliver the NYSTRS Acceptance in accordance with the provisions of this Section, NYSTRS shall, within ten (10) days after request by the Carr Members, execute and deliver to the Carr Members any document or instrument requested by the Carr Members in the exercise of the Carr Member’s reasonable judgment to confirm that all rights and privileges granted to NYSTRS under this clause are null and void ab initio and of no further force or effect with regard to such Carr Offer. In the event that NYSTRS shall fail to execute and deliver any such document or instrument in such ten (10) day period, NYSTRS hereby constitutes and appoints the Carr Members attorneys-in-fact, coupled with an interest, for NYSTRS to execute and deliver any such instrument for and on behalf of NYSTRS; thereupon the Carr Members shall be entitled to sell the applicable portion of the NYSTRS’s Company Interests to the proposed transferee upon the terms set forth in the Carr Offer. If such sale is not consummated within one (1) year from the date the Carr Offer is first transmitted, then the Carr Members shall be obligated to again comply with the provisions of this Section 8.4(c) for any subsequent sale.

(d) No Transfer shall be made pursuant to this Section in any manner which would violate any provision of any mortgage or deed of trust encumbering all or any portion of the Properties.

(e) If NYSTRS or the Carr Members, as the case may be, shall fail or refuse for any reason whatsoever to perform their obligations under this Section in the manner herein prescribed, the non-defaulting Member may pursue any of its rights and remedies as herein provided, or at law or equity, including, without limitation, the remedy of specific performance.

SECTION 8.5. New Members. Notwithstanding Sections 8.2, 8.3 and 8.4 hereof, no person or entity, not then a Member, shall become a Member hereunder under any of the provisions hereof unless such person or entity shall expressly assume and agree to be bound by all of the terms and conditions of this Agreement. Each such person or entity shall also cause to be delivered to the Company, at his or its sole cost and expense, a favorable opinion of legal counsel acceptable to the Company in the exercise of its reasonable judgment, to the effect that (i) the contemplated Transfer of such Company Interest to such person or entity does not violate any applicable Federal or state law, and (ii) that such person or entity has the legal right, power and capacity to own the Company Interest. All reasonable costs and expenses incurred by the Company in connection with any Transfer of a Company Interest and, if applicable, the admission of a person or entity as a Member hereunder, shall be paid by the transferor. Upon compliance with all provisions hereof applicable to such person or entity becoming a Member, all other Members agree to execute and deliver such amendments hereto as are necessary to constitute such person or entity a Member of the Company.

SECTION 8.6. Sale of Properties; Right of First Offer. (a) From time to time after the Lockout Date (except as otherwise provided in this Agreement), either Member (the “Initiating Member”) may elect to cause the Company to sell any single Property (provided such Property has been in operation for at least 48 months), any one or more Subportfolios (in which case the 48 month operation requirement would not apply to any Property therein) or all of the Properties (the “Marketed Property”), by delivering written notice to the other Member (the “Responding Member”) of (i) its intention to market the Marketed Property, and (ii) the purchase price (the “Stipulated Price”) and other material terms (the “Sale Terms”) at which it believes the Company can sell the Marketed Property (the “Sale Notice”). All sales of Marketed Properties shall be all-cash sales; provided, however, that if feasible the Sale Terms may include the assumption by the purchaser of assumable financing. The material Sale Terms shall include, without limitation, the following: (i) the identity of the marketing agent for the Marketed Property (who shall not be a Member or an affiliate of a Member), and (ii) applicable brokerage fees and/or sales commissions. For purposes of this Section 8.6, the Carr Members shall be considered a single Member.

(b) In the event the Initiating Member delivers the Sale Notice as aforesaid, the Responding Member shall have thirty (30) days for a single Property or one or more Subportfolios, and ninety (90) days for all the Properties, following the receipt of the Sale Notice, time being of the essence, to deliver a written notice (the “Response Notice”) to the Initiating Member, that the Responding Member agrees to purchase the Marketed Property at the Stipulated Price and on the Sale Terms, including the payment of (x) all existing Company debts (unless assumed) and liabilities related to the Marketed Property, and (y) any prepayment penalties or bank transfer charges actually incurred with regard to financing to be paid in full at closing or assumption fees paid in connection with assumed financing (pursuant to the terms of any mortgage encumbering the Marketed Property, without further negotiations with the holder of such mortgage) in connection with the exercise of the right contained in this Section 8.6 and such other terms and conditions as are usual and customary in all material respects. In the event the Responding Member delivers the Response Notice as aforesaid, (x) the purchase and sale shall occur on the Sale Terms and such other terms and conditions as are usual and customary in all material respects (provided, however, the closing shall occur no later than ninety (90) days from the date of the Responding Member’s Notice if the Marketed Property is a single Property or one or more Subportfolios and 150 days if the Marketed Property is all of the Properties), (y) the Company shall deliver to the Responding Member at the closing of such purchase and sale, a duly executed, sealed and acknowledged special warranty deed conveying to the Responding Member the Marketed Property, which special warranty deed shall be accompanied by such other documents and instruments, including, without limitation, corporate resolutions, as may be requested by the Responding Member and the Company in the exercise of their reasonable judgment. The conveyance shall be subject to all encumbrances of record and assumed financing. All costs and expenses in connection with the conveyance of the Marketed Property to the Responding Member (including, without limitation, transfer taxes payable in connection therewith), not paid by the purchaser, shall be borne by the Company. In the event that the Responding Member shall fail to deliver the Response Notice as aforesaid, the Initiating Member may, but shall have no obligation to, cause the Company to sell the Marketed Property to any third party at no less than 95% of the Stipulated Price (or at a higher price) on the Sales Terms and such other terms and conditions as are usual and customary in all material respects (or on terms more beneficial to the Company) for a period of six (6) months thereafter. In the event that the Initiating Member shall elect to market the Marketed Property for sale to a third party in accordance with the previous sentence, the Responding Member shall have an opportunity to bid to purchase the Marketed Property along with other third parties. In the event that the Initiating Member shall fail to cause the Company to effectuate a sale of the Marketed Property pursuant to and in accordance with the provisions of this Section 8.6 within said six (6) month period, then the Initiating Member may exercise buy-sell rights with regard to the Property or Properties in question pursuant to Section 8.7, or, if the Marketed Property consists of all the Properties, the buy-sell rights with regard to the Company Interest of the Responding Member pursuant to Section 8.8. If the Initiating Member does not effect a sale within the six (6) month period and does not elect to exercise rights under Section 8.7, or, if respect to all the Properties, Section 8.8, then the Initiating Member shall once again be required to comply with the provisions of this Section 8.6 prior to effectuating a sale of the Marketed Property to a third party. In the event of a sale of the Marketed Property pursuant to the provisions of this Section 8.6, the Responding Member shall cooperate fully in the sale of the Marketed Property and shall execute and deliver any and all documents and instruments requested by the Initiating Member in the exercise of its reasonable judgment necessary or desirable to consummate such sale. If the Responding Member shall fail to execute and deliver any such document or instrument within ten (10) days after request therefor, the Responding Member shall be in default under this Agreement, and in addition to any other rights and remedies the Initiating Member may have hereunder, or at law or equity, the Responding Member hereby constitutes and appoints the Initiating Member attorney-in-fact, coupled with an interest, for the Responding Member to execute and deliver any such document or instrument for and on behalf of the Responding Member.

(c) No Transfer shall be made pursuant to this Section in any manner which would violate any provision of any mortgage or deed of trust encumbering all or any portion of the Properties.

(d) If NYSTRS or the Carr Members, as the case may be, shall fail or refuse for any reason whatsoever to perform their obligations under this Section in the manner herein prescribed, the non-defaulting Initial Member may pursue any of its rights and remedies as herein provided, or at law or equity, including, without limitation, the remedy of specific performance.

SECTION 8.7. Buy/Sell for Marketed Properties.

(a) After expiration of the six (6) month marketing period set forth in Section 8.6(b) with respect to one or more single Properties, one or more Subportfolios or all of the Properties, for a period of six (6) months thereafter, or at such other times or under such circumstances as may be otherwise permitted by this Agreement, either NYSTRS, on the one hand, or the Carr Members acting as a group, on the other hand, may cause the Company to sell one or more single Properties, one or more Subportfolios, or all of the Properties, to a Member (the Carr Members being considered a single Member) in accordance with this Section. One Member shall first give written notice to the Company (the “Property Call Notice”) of its intent to purchase one or more single Properties, one or more Subportfolios or all of the Properties (the “Buy- Sell Property”) from the Company. The Property Call Notice shall make reference to this Section and shall state (i) the purchase price for the Buy-Sell Property, which shall be all cash (provided that if feasible the sale terms may include the assumption by the purchaser of assumable financing) (the “Property Call Purchase Price”) that such Member shall be willing to pay for the Buy-Sell Property and (ii) a specified date for such purchase, which shall be no later than ninety (90) days if the Buy-Sell Property is a single Property or Properties or one or more Subportfolios or 150 days if the Buy-Sell Property is all of the Properties. The Member exercising such right and option and delivering the Property Call Notice to the Company shall hereinafter be referred to as the “Property Initiating Party.”

(b) In the event that the Property Initiating Party delivers the Property Call Notice as aforesaid, the other Member shall, by delivery of notice (the “Property Call Response Notice”) to the Property Initiating Party within thirty (30) days following the receipt of the Property Call Notice, time being of the essence, choose to (i) accept the Property Initiating Party’s offer to purchase the Buy-Sell Property for the Property Call Purchase Price, and on the date set forth in the Property Call Notice, or (ii) give notice to the Initiating Member that the other Member desires to purchase the Buy-Sell Property for the Property Call Purchase Price, and on the date set forth in the Property Call Notice. Failure to deliver the Property Call Response Notice within said thirty (30) day period shall be deemed to constitute an acceptance by the other Member of the Property Initiating Party’s offer to purchase the Buy-Sell Property for the Property Call Purchase Price, and on the date set forth in the Property Call Notice. In the event such other Member shall choose to purchase the Buy-Sell Property, then the Property Initiating Party shall be deemed to have approved the sale of the Buy-Sell Property to such other Member for the Property Call Purchase Price, and on the date set forth in the Property Call Notice.

(c) The closing of the purchase and sale of the Buy-Sell Property pursuant to the terms of this Section shall be held on the date provided in the Property Call Notice, at the office of the Company. At the closing (i) the Property Purchaser (hereinafter defined) shall pay to the other Member the net proceeds (as a deemed contribution by the Property Purchaser and a deemed distribution to the other Member) that such other Member would have received if the Company had received the Property Call Purchase Price and distributed the net proceeds in accordance with Section 4.2 or Article IX, as applicable, such amount to be paid, by unendorsed certified or bank check or by wire transfer of immediately available federal funds, and (ii) the Company shall deliver to the Member purchasing the Buy-Sell Property (the “Property Purchaser”) a duly executed, sealed and acknowledged special warranty deed conveying to the Property Purchaser the Buy-Sell Property, which assignment shall be accompanied by such other documents and instruments, including, without limitation, corporate resolutions, as may be requested by the Property Purchaser and the Company in the exercise of their reasonable judgment. The Company and the Property Purchaser shall each pay their own legal fees in connection with the conveyance of the Buy-Sell Property pursuant to this Section and all other costs and expenses (including, without limitation, transfer taxes) shall be shared equally as between the Company and the Property Purchaser. The Property Purchaser shall pay all existing Company debts (except for assumed financing) and liabilities encumbering the Buy-Sell Property, any prepayment fees related to financing or assumption fees paid in connection with assumed financing.

(d) If either Member shall fail or refuse for any reason whatsoever to perform its obligations under this Section in the manner herein prescribed, the non-defaulting Member may pursue any of its rights and remedies as herein provided, or at law or equity, including, without limitation, the remedy of specific performance.

(e) The right to purchase as a Property Initiating Party set forth in this Section 8.7 may be exercised only by a Member that is not in default under Section 2.3 hereof.

(f) No conveyance shall be made pursuant to the provisions of this Section 8.7 if such conveyance would result in the violation of any provision contained in any mortgage or deed of trust encumbering all or any portion of the Properties.

SECTION 8.8. Buy/Sell for Member’s Interests.

(a) Pursuant to Sections 6.4, 6.14 or 6.15, or after expiration of the six-month marketing period set forth in Section 8.6(b) (and for a period of six-months thereafter), with respect to all of the Properties, either NYSTRS, on the one hand, or the Carr Members acting as a group, on the other hand, shall have the right and option, exercisable upon the delivery of written notice to the other Member (the “Call Notice”) to purchase all of the Company Interests of the other Member, and NYSTRS or the Carr Members, as the case may be, agree to sell such interests in accordance with the provisions of this Section. The Call Notice shall make reference to this Section and shall state (i) the purchase price (the “Call Purchase Price”) that such Member shall be willing to pay as a purchase price for all of the Properties and (ii) a specified date for such purchase, which such date shall be no later than 150 days after the delivery of the Call Notice. The Member exercising such right and option and delivering the Call Notice to the other Member shall hereinafter be referred to as the “Initiating Party” and the other Member to whom the Call Notice shall be delivered shall hereinafter be referred to as the “Non-Initiating Party”. For purposes hereof (i) the “Initiating Party Call Purchase Price” shall mean the net proceeds that the Non- Initiating Party would receive upon a hypothetical sale of all of the Properties for the Call Purchase Price and a distribution of all of the proceeds thereof upon liquidation of the Company in accordance with Article IX, and (ii) the “Non-Initiating Party Call Purchase Price” shall mean the net proceeds that the Initiating Party would receive upon such a hypothetical sale/liquidation.

(b) In the event that the Initiating Party delivers the Call Notice as aforesaid, the Non-Initiating Party shall, by delivery of notice (the “Call Response Notice”) to the Initiating Party within thirty (30) days following the receipt of the Call Notice, time being of the essence, choose to (i) accept the Initiating Party’s offer to purchase the Non-Initiating Party’s Company Interests for the Initiating Party Call Purchase Price, and on the date set forth in the Call Notice, or (ii) purchase the Initiating Party’s Company Interests for the Non-Initiating Party Call Purchase Price, and on the date set forth in the Call Notice. Failure to deliver the Call Response Notice within said thirty (30) day period shall be deemed to constitute an acceptance by the Non-Initiating Party of the Initiating Party’s offer to purchase the Non-Initiating Party’s Company Interests for the Initiating Party Call Purchase Price, and on the date set forth in the Call Notice. In the event the Non-Initiating Party shall choose to purchase the Initiating Party’s Company Interest pursuant to the terms of this Section, the Initiating Party shall be obligated to sell its Company Interests to the Non-Initiating Party for the Initiating Party Call Purchase Price, and on the date set forth in the Call Notice.

(c) The closing of the purchase and sale of the Company Interests of the Member selling its Company Interests pursuant to the terms of this Section (the “Seller”) shall be held on the date provided in the Call Notice, at the office of the Company, or at such other location as NYSTRS and the Carr Members shall find mutually agreeable. At the closing (i) the Seller shall receive, by unendorsed certified or bank check payable to the order of the Seller or its designee, or, at the Seller’s election, by wire transfer of immediately available federal funds to an account designated by the Seller, an amount equal to the Initiating Party Call Purchase Price or the Non-Initiating Party Call Purchase Price, as the case may be, (ii) the Seller shall deliver to the Member purchasing the Seller’s Company Interest (the “Purchaser”) a duly executed, sealed and acknowledged instrument assigning to the Purchaser the Seller’s Company Interest, which assignment shall be accompanied by such other documents and instruments, including, without limitation, corporate resolutions, as may be requested by the Purchaser and the Company in the exercise of their reasonable judgment and (iii) on the effective date of such assignment, the Company shall deliver a release to the Seller releasing the Seller from all liabilities and obligations of the Company arising from and after the date of such assignment. Such assignment shall be free and clear of all liens and encumbrances, and the Seller shall deliver a written representation and warranty to such effect at the closing, which representation and warranty shall survive the closing. Each Member shall pay its legal fees in connection with the conveyance of Company Interests pursuant to this Section and all other costs and expenses (including, without limitation, transfer taxes) shall be shared by the Members in accordance with their Company Interests.

(d) If either Member shall fail or refuse for any reason whatsoever to perform its obligations under this Section in the manner herein prescribed, the non-defaulting Member may pursue any of its rights and remedies as herein provided, or at law or equity, including, without limitation, the remedy of specific performance.

(e) The right to purchase as an Initiating Party set forth in this Section 8.8 may be exercised only by a Member that is not in default under Section 2.3 hereof.

(f) No Transfer shall be made pursuant to the provisions of this Section 8.8 if such Transfer would result in the violation of any provision contained in any mortgage or deed of trust encumbering all or any portion of the Properties.

(g) In lieu of purchasing a Member’s Company Interest pursuant to the procedure set forth in Section 8.8, the transaction may be accomplished through a redemption of the Company Interests of the Seller by the Company.

SECTION 8.9. First Right to Invest. Except as set forth below, until the earlier of (i) the date that CarrAmerica is no longer a Member of the Company or (ii) the occurrence of a Change of Control not resulting in a liquidation of the Company, the Company shall have the first right to invest (which right shall be exercised by NYSTRS within thirty (30) days after notice from CarrAmerica) in any property located in the following submarkets, which property CarrAmerica intends to invest in directly or contribute and/or sell to a joint venture in which CarrAmerica will retain an interest: (a) Las Colinas, Dallas, Texas; (b) northwest Austin, Texas (except for the Braker site); (c) north suburban Chicago, Illinois; and (d) the Panorama/Dry Creek submarket, Denver, Colorado (except for the Dry Creek Corporate Center site). The Company shall not have the foregoing right to invest in the case of (i) an investment in a property to be leased to an existing CarrAmerica tenant, a “build-to-suit” project or an expansion of an existing project in which the Company has not previously made an investment, or (ii) the contribution or sale of multiple properties to such a joint venture where the value of the properties in such submarkets represents less than twenty percent (20%) of the aggregate value of all properties to be contributed or sold to such joint venture.

ARTICLE IX

TERMINATION

SECTION 9.1. Dissolution. Except as hereinafter provided to the contrary, the Company shall be dissolved and its business wound up upon the happening of any of the following events, whichever shall first occur:

(a) the sale, condemnation or other disposition of all or substantially all of the Properties and the receipt of all consideration therefor;

(b) at any time that there are no Members; provided that the Company shall not be dissolved if within ninety (90) days after the occurrence of the event that terminated the continued membership of the last remaining Member, the personal representative of the last remaining Member agrees in writing to continue the Company and to the admission of such personal representative or its nominee or designee to the Company as a Member effective as of the occurrence of the event that terminated the continued membership of the last remaining Member;

(c) December 31, 2050, the termination date set forth in Section 1.4 hereof; or

(d) The occurrence of any event, other than those referred to in paragraph (b), which causes dissolution of a limited liability company under the Delaware Act.

SECTION 9.2. Termination. Notwithstanding any other provision of this Agreement, in all cases of dissolution of the Company, the business of the Company shall be wound up and the Company terminated as promptly as practicable thereafter, and each of the following shall be accomplished:

(a) The Liquidating Member shall cause to be prepared a statement setting forth the assets and liabilities of the Company as of the date of dissolution, a copy of which statement shall be furnished to all of the Members.

(b) The property and assets of the Company shall be liquidated by the Liquidating Member as promptly as possible, but in an orderly and businesslike and commercially reasonable manner. The Liquidating Member may, in the exercise of its business judgment and if commercially reasonable, determine to defer the sale of all or any portion of the property and assets of the Company if deemed necessary or appropriate to realize the fair market value of any such property or assets.

(c) The proceeds of sale and all other assets of the Company shall be applied and distributed as follows and in the following order of priority:

(i) To the payment of (x) the debts and liabilities of the Company (including any outstanding amounts due on any recourse indebtedness encumbering the Property, or any part thereof) and (y) the expenses of liquidation, other than liabilities for distribution to Members under Section 18-601 or 18-604 of the Delaware Act.

(ii) Except as provided in this Agreement, to Members and former Members in satisfaction of liabilities for distribution under Section 18-601 or 18-604 of the Delaware Act.

(iii) To the setting up of any reserves which the Liquidating Member shall determine to be reasonably necessary for contingent, unliquidated or unforeseen liabilities or obligations of the Company or the Members arising out of or in connection with the Company. Such reserves may, in the discretion of the Liquidating Member, be paid over to a national bank or national trust company selected by it and authorized to conduct business as an escrowee to be held by such bank or trust company as escrowee for the purposes of disbursing such reserves to satisfy the liabilities and obligations described above, and at the expiration of such period as the Liquidating Member may reasonably deem advisable, distributing any remaining balance as provided in clause (iv) below.

(iv) To the Members in accordance with the provisions of Section 4.2; provided, however, that no distribution shall be made that creates or increases a Capital Account deficit for any Member which exceeds such Member’s obligation (deemed or actual) to restore such deficit, determined as follows: Distributions shall first be determined tentatively pursuant to Section 4.2 without regard to the Member’s Capital Account, and then the allocation provisions of Section 5 shall be applied tentatively as if such tentative distributions had been made. The actual distribution to such Member pursuant to this Section 9.2(c)(iv) shall be equal to (x) in the case of a Member that has no deficit Capital Account after such tentative distributions and allocations have been made, the tentative distribution to such Member, and (y) in the case of a Member that has a deficit Capital Account after such tentative distributions and allocations are made, the tentative distribution to such Member less the amount of the deficit.

(v) The balance, if any, to the Members, in accordance with and to the extent of the Members’ ending positive Capital Account balances, after giving effect to all contributions, distributions and allocations for all periods, including, without limitation, any allocations of Profits or Losses from any Capital Transactions causing or resulting in the dissolution and termination of the Company.

Distributions pursuant to the preceding clauses (iv) and (v) shall be made by the end of the Fiscal Year during which the dissolution of the Company occurs (or, if later, within ninety (90) days of such dissolution).

(d) The Liquidating Member shall cause the filing of the Certificate of Cancellation pursuant to Section 18-203 of the Delaware Act and shall take all such other actions as may be necessary to terminate the Company.

SECTION 9.3. Liquidating Member. (a) The term “Liquidating Member” shall mean the Managing Member.

(b) Without limiting the foregoing, the Liquidating Member shall, upon the dissolution and upon completion of the winding up of the affairs of the Company, file appropriate certificate(s) to such effect in the proper governmental office or offices under the

Delaware Act as then in effect. Notwithstanding the foregoing, each Member, upon the request of the Liquidating Member, shall promptly execute, acknowledge and deliver all such documents, certificates and other instruments as the Liquidating Member shall reasonably request to effectuate the proper dissolution and termination of the Company, including the winding up of the business of the Company.

SECTION 9.4. No Redemption. The Company may not acquire, by purchase, redemption or otherwise any Company Interest of any Member, except as otherwise provided by Section 8.8.

SECTION 9.5. No Distribution in Kind. The Company may not distribute Company Assets to the Members in kind without the approval of all of the Members.

ARTICLE X

MISCELLANEOUS

SECTION 10.1. Further Assurances. Each Member agrees to execute, acknowledge, deliver, file, record and publish such further certificates, amendments to certificates, instruments and documents, and do all such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement.

SECTION 10.2. Indemnities; Liability; Exculpation. (a) The Members shall be indemnified and held harmless by the Company from and against any and all expenses (including reasonable attorneys’ fees), losses, damages, liabilities, charges and claims of any kind or nature whatsoever (collectively “Indemnified Losses”), incurred by them in their capacities as Members, arising out of or incidental to any act performed or omitted to be performed by any one or more of the Members in their capacities as Members in connection with the business of the Company; provided, however, that, such act or omission was in good faith believed to be within the scope of authority granted to such Member(s) by the terms of this Agreement and did not constitute willful misconduct or fraud; and, provided, further, that an indemnity under this Section 10.2(a) shall be paid solely out of and to the extent of Company Assets and shall not be a personal obligation of any Member.

(b) The Company and the Members shall be indemnified and held harmless by each Member from and against any and all Indemnified Losses arising out of or incidental to any fraudulent act performed by such Member.

(c) Notwithstanding anything to the contrary contained in this Agreement, under no circumstances shall any Member or its trustees, officers, directors, shareholders, partners or members have any personal liability under this Agreement, and no assets of any Member (or of such listed parties) other than such Member’s interest in the Company and

Company Assets shall be subject to any judgment or attachment in connection with any action or claim in connection with this Agreement.

SECTION 10.3. Notices. All notices, demands, consents, approvals, requests or other communications which any of the parties to this Agreement may desire or be required to give hereunder (collectively, “Notices”) shall be in writing and shall be given by personal delivery or telecopy or United States registered or certified mail (postage prepaid, return receipt requested) addressed as hereinafter provided. Except as otherwise specified herein, the time period in which a response to any notice or other communication must be made, if any, shall commence to run on the earliest to occur of (a) if by personal delivery, the date of receipt, or attempted delivery, if such communication is refused; (b) if given by telecopy, the date on which such telecopy is transmitted and confirmation of delivery thereof is received; and (c) if sent by mail (as aforesaid), the date of receipt or attempted delivery, if such mailing is refused. Until further notice, notices and other communications under this Agreement shall be addressed to the parties listed below as follows:

(i)	If to the Company, to:

Carr Office Park, LLC

c/o CarrAmerica Realty Corporation

1850 K Street NW, Suite 500

Washington, DC 20006

Attention: Linda Madrid, Esq.

Fax Number: (202) 729-1080

with a copy to:

Jeffrey Usow, Esq.

Mayer Brown & Platt

190 South La Salle Street

Chicago, Illinois 60603

Fax Number: (312) 706-8725

(ii)	If to NYSTRS, to

New York State Teachers’ Retirement System

10 Corporate Woods Drive

Albany, New York 12211-2395

Attn: Mr. John Virtanen

Fax Number: (518) 447-2766

and:

J.P. Morgan Investment Management Inc.

522 Fifth Avenue

New York, New York 10036

Attn: Mr. Benjamin Gifford

Fax Number: (212) 837-1709

with a copy to:

Joseph M. Fries, Esq.

Arent Fox Kintner Plotkin & Kahn, PLLC

1050 Connecticut Avenue, NW

Washington, D.C. 20036-5339

Fax Number: (202) 857-6395

(iii)	If to the Carr Members, to:

c/o CarrAmerica Realty Corporation

1850 K Street NW, Suite 500

Washington, DC 20006

Attention: Linda Madrid, Esq.

Fax Number: (202) 729-1080

with a copy to:

Jeffrey Usow, Esq.

Mayer Brown & Platt

190 South La Salle Street

Chicago, Illinois 60603

Fax Number: (312) 706-8725

Any Member may designate another addressee (and/or change its address) for Notices hereunder by a Notice given pursuant to this Section.

SECTION 10.4. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto shall be governed by and construed in accordance with the laws of the State of Delaware (but not including the choice of law rules thereof).

SECTION 10.5. Captions. All titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision hereof.

SECTION 10.6. Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, and neuter, singular and plural, as the identity of the party or parties may require.

SECTION 10.7. Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and permitted assigns, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective executors, administrators, legal representatives, heirs, successors and assigns.

SECTION 10.8. Extension Not a Waiver. No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to a Member or the Company shall impair or affect the right of such Member or the Company thereafter to exercise the same. Any extension of time or other indulgence granted to a Member hereunder shall not otherwise alter or affect any power, remedy or right of any other Member or of the Company, or the obligations of the Member to whom such extension or indulgence is granted.

SECTION 10.9. Construction. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or any third party. No Member shall be obligated personally for any debt, obligation or liability of the Company solely by being a Member of the Company.

SECTION 10.10. Severability. In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other application thereof shall not in any way be effected or impaired thereby.

SECTION 10.11. Consents. Any consent or approval to any act or matter required under this Agreement must be in writing and shall apply only with respect to the particular act or matter to which such consent or approval is given, and shall not relieve any Member from the obligation to obtain the consent or approval, as applicable, wherever required under this Agreement to any other act or matter.

SECTION 10.12. Entire Agreement. This Agreement contains the entire agreement between the parties relating to the subject matter hereof and all prior agreements relative hereto which are not contained herein are terminated. Amendments, variations, modifications or changes herein may be made effective and binding upon the parties by, and only by, the setting forth of same in a document duly executed by each party, and any alleged amendment, variation, modification or change herein which is not so documented shall not be effective as to any party.

SECTION 10.13. Consent to Jurisdiction. Any action, suit or proceeding in connection with this Agreement may be brought against any Member or the Company in a court of record of the State of New York, County of New York, or of the United States District Court for the

Southern District of New York, each Member and the Company hereby consenting and submitting to the jurisdiction thereof; and service of process may be made upon any Member or the Company, by certified or registered mail, at the address to be used for the giving of notice to such Member under Section 10.3. Each Member hereby appoints CT Corporation System, 1633 Broadway, New York, New York 10019 as its agent for service of process. Nothing herein shall affect the right of any Member to commence legal proceedings or otherwise to proceed against any other Member or the Company in any other jurisdiction or to serve process in any manner permitted by applicable law. In any action, suit or proceeding in connection with this Agreement, each Member and the Company hereby waives trial by jury, and any claim that New York County or the Southern District of New York is an inconvenient forum.

SECTION 10.14. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart will for all purposes be deemed an original, and all such counterparts shall constitute one and the same instrument.

SECTION 10.15. Tax Election. The Members will not take any actions to cause the Company to fail to be treated as a partnership for federal, state and, if applicable, local income tax purposes. The Members shall make all elections necessary for the Company to be treated as a partnership under any applicable Check The Box Regulations.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

NEW YORK STATE TEACHERS’ RETIREMENT SYSTEM, a public pension system created and existing pursuant to Article 11 of the Education Law of the State of New York and having powers and privileges of a corporation pursuant to Section 502 thereof

By:	/s/ George Philip
George Philip
Executive Director

By:	/s/ John W. Virtanen
John W. Virtanen
Associate Real Estate Officer

CARRAMERICA REALTY CORPORATION, a Maryland corporation

By:	/s/ Karen B. Dorigan
	Name:	Karen B. Dorigan
	Title:	Managing Director/Capital Markets and Investments

CARRAMERICA REALTY, L.P., a Delaware limited partnership

By:	CarrAmerica Realty GP Holdings, Inc., a Delaware corporation

By:	/s/ Karen B. Dorigan
	Name:	Karen B. Dorigan
	Title:	Executive Vice President

CARR PARKWAY NORTH I CORPORATION, a Delaware corporation

By:	/s/ Karen B. Dorigan
	Name:	Karen B. Dorigan
	Title:	Executive Vice President